Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the associated rights to purchase Series A Preferred Stock attached thereto)

of

HARRIS INTERACTIVE INC.

at

$2.00 Per Share (as may be adjusted upward or downward as described in this document)

by

PRIME ACQUISITION CORP.

a wholly owned subsidiary of

NIELSEN HOLDINGS N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 29, 2014 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JANUARY 29, 2014), UNLESS THE OFFER IS EXTENDED

The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of November 25, 2013 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Nielsen Holdings N.V. (“Nielsen”), a company formed under the laws of the Netherlands, Prime Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Nielsen, and Harris Interactive Inc. (“Harris Interactive”), a Delaware corporation.

Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (including the associated rights to purchase shares of Series A Preferred Stock issued pursuant to the Rights Agreement (as defined below) and attached to such shares of common stock, the “Shares”), of Harris Interactive for $2.00 per Share, as may be adjusted upward or downward as described below, net to the seller in cash (such price, as so adjusted as set forth below, if applicable, the “Offer Price”), without interest, less any applicable withholding taxes. The Offer Price will be:

•	increased if the World Wide Cash Adjusted Amount (as defined in and determined in accordance with the Merger Agreement) is greater than $9,350,000, with such increase to be an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount exceeds $9,300,000 divided by (B) the number of Shares issued and outstanding as of January 9, 2014 (determined on a Fully Diluted basis (as defined in the Merger Agreement)); and

•	decreased if the World Wide Cash Adjusted Amount is less than $9,250,000, with such decrease to be an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount is less than $9,300,000 divided by (B) the number of Shares issued and outstanding as of January 9, 2014 (determined on a Fully Diluted basis).

For the avoidance of doubt, if the World Wide Cash Adjusted Amount is more than or equal to $9,250,000 and less than or equal to $9,350,000, the Offer Price will not be adjusted.

As further described in this document, the World Wide Cash Adjusted Amount is the average of the actual or projected, as applicable, End of Day Cash and Cash Equivalents (as defined in and determined in accordance with the Merger Agreement) held by Harris Interactive and its subsidiaries at the end of each business day from January 2, 2014 through January 15, 2014 less certain fees and expenses (as identified and defined in the Merger Agreement) of Harris Interactive incurred in connection with the transactions contemplated by the Merger Agreement along with other reductions for other payments, costs and amounts, all as identified and defined in the Merger Agreement and more fully described in Section 11 — “The Merger Agreement; Other Agreements — The Offer Price and Potential Adjustments to the Offer Price.”

No later than 9:00 A.M., New York City time, on the business day following final determination of the World Wide Cash Adjusted Amount in accordance with the procedures described under Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Offer Price and Potential Adjustments to the Offer Price,” we will announce any adjustment of the Offer Price to the holders of Shares, or, if applicable, we will announce that the Offer Price will not be adjusted. This announcement is expected to occur no earlier than January 10, 2014 and no later than January 21, 2014 pursuant to the terms of the Merger Agreement.

If the Offer Price is adjusted and the date the Offer is scheduled to expire is less than ten (10) business days following notice of such adjustment, the Offer will be extended such that the Expiration Date is ten (10) business days following such notice. If the Offer Price is not adjusted and the date the Offer is scheduled to expire is less than five (5) business days following notice that there will be no adjustment to the Offer Price, the Offer will be extended such that the Expiration Date is five (5) business days following such notice. Each of the time periods described in this paragraph is calculated in accordance with Rule 14d-1(g)(3) under the Securities Exchange Act of 1934, as amended.

Subject to the provisions of the Merger Agreement, as soon as possible following the consummation of the Offer, without a meeting of stockholders of Harris Interactive in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (“Delaware Law”), Purchaser, Nielsen and Harris Interactive have agreed to take all necessary and appropriate action to cause Purchaser to merge with and into Harris Interactive (the “Merger”), with Harris Interactive continuing as the surviving corporation and as a wholly owned subsidiary of Nielsen. At the effective time of the Merger, each Share outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes, except as provided in the Merger Agreement with respect to Shares owned by Nielsen, Harris Interactive or their respective subsidiaries or Shares that are held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Delaware Law (see Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”).

Under no circumstances will interest be paid either with respect to the purchase of Shares pursuant to the Offer or upon conversion of Shares into the right to receive an amount of cash equal to the Offer Price in the Merger (in either case which may be reduced by any applicable withholding taxes), regardless of any extension of the Offer or any delay in making payment for Shares or consummating the Offer or the Merger.

THE BOARD OF DIRECTORS OF HARRIS INTERACTIVE UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

THE BOARD OF DIRECTORS OF HARRIS INTERACTIVE HAS UNANIMOUSLY (1) AUTHORIZED, APPROVED AND ADOPTED THE MERGER AGREEMENT AND AUTHORIZED AND APPROVED THE CONSUMMATION OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND ALL AGREEMENTS AND DOCUMENTS RELATED THERETO AND CONTEMPLATED THEREBY, (2) DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF HARRIS INTERACTIVE AND ITS STOCKHOLDERS AND (3) RESOLVED TO RECOMMEND THAT HARRIS INTERACTIVE’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

The Offer is not subject to any financing condition. The Offer is conditioned upon (i) there being validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares that, together with the Shares then owned (if any) by Nielsen or Purchaser, represents at least a majority of the Shares outstanding on a Fully Diluted (as defined in the Merger Agreement and described in Section 15 — “Conditions to the Offer”) basis, (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, (iii) holders of Shares representing 13% or more of the outstanding Shares not having demanded (and not withdrawn) appraisal under Section 262 of Delaware Law for such Shares and (iv) the other conditions to the Offer described in Section 15 — “Conditions to the Offer.”

A summary of the principal terms of the Offer appears on pages i through x. You should read both the entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares into the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Stockholders may call toll free: 1-888-750-5834

Banks and Brokers may call collect: 1-212-750-5833

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, prior to the Expiration Date:

•	If you are a record holder (i.e. a stock certificate has been issued to you or you hold Shares directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal in accordance with the instructions contained in the Letter of Transmittal, and send it, together with the certificate representing your Shares and any other required documents, to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the “Depositary”) or follow the procedures for book entry transfer set forth in Section 3 of this Offer to Purchaser. These materials must reach the Depositary before the Expiration Date. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details

•	If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered to Purchaser pursuant to the Offer.

There is no procedure for guaranteed delivery in the offer.

*****

The Information Agent may be contacted at the address and telephone numbers set forth on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Copies of these materials may also be found at the website maintained by the United States Securities and Exchange Commission at www.sec.gov.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

The following are some questions that you, as a stockholder of Harris Interactive, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”). It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (as it may be amended or supplemented from the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer”.

To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated, our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser or Nielsen, as appropriate.

Securities Sought:	All of the outstanding shares of common stock, par value $0.001 per share (including the associated rights to purchase shares of Series A Preferred Stock issued pursuant to the Rights Agreement (as defined below) and attached to such shares of common stock, the “Shares”), of Harris Interactive Inc., a Delaware corporation (“Harris Interactive”).

Price Offered Per Share:	$2.00 per Share, as may be adjusted upward or downward as described below, net to the seller in cash (such price, as so adjusted as set forth below, if applicable, the “Offer Price”), without interest, less any applicable withholding taxes.

The Offer Price will be:

•	increased if the World Wide Cash Adjusted Amount (as defined in and determined in accordance with the Merger Agreement (as defined below)) is greater than $9,350,000, with such increase to be an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount exceeds $9,300,000 divided by (B) the number of Shares issued and outstanding as of January 9, 2014 (determined on a Fully Diluted basis (as defined in the Merger Agreement)); and

•	decreased if the World Wide Cash Adjusted Amount is less than $9,250,000, with such decrease to be an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount is less than $9,300,000 divided by (B) the number of Shares issued and outstanding as of January 9, 2014 (determined on a Fully Diluted basis).

For the avoidance of doubt, if the World Wide Cash Adjusted Amount is more than or equal to $9,250,000 and less than or equal to $9,350,000, the Offer Price will not be adjusted.

No later than 9:00 A.M., New York City time, on the business day following final determination of the World Wide Cash Adjusted Amount, we will announce any adjustment of the Offer Price to the

i

holders of Shares, or, if applicable, we will announce that the Offer Price will not be adjusted. This announcement is expected to occur no earlier than January 10, 2014 and no later than January 21, 2014 pursuant to the terms of the Merger Agreement.

Procedure for Determination of any Adjustments to the Offer Price:	On January 9, 2014, Harris Interactive will deliver to Nielsen and us its calculation of (i) the Estimated World Wide Cash Amount (as defined in and determined in accordance with the Merger Agreement) and (ii) the World Wide Cash Amount Statement (as defined in and determined in accordance with the Merger Agreement), and reasonable supporting documentation for each of the foregoing.

Harris Interactive and Nielsen are required to work in good faith to resolve any disputes regarding Harris Interactive’s calculations of the Estimated World Wide Cash Amount and the World Wide Cash Amount Statement within two (2) days following the date such calculations are received by Nielsen, and in the event such agreement is reached, within such two (2) day period mutually amend (if necessary) the World Wide Cash Amount Statement originally delivered by Harris Interactive to reflect any agreed-upon changes thereto.

If Harris Interactive and Nielsen are not able to reach agreement within such two (2) day period, by January 16, 2014, Harris Interactive will deliver to Nielsen and Purchaser its calculation of (i) the Actual World Wide Cash Amount (as defined in and determined in accordance with the Merger Agreement) and (ii) the World Wide Cash Amount Statement reflecting such Actual World Wide Cash Amount, and reasonable supporting documentation for each of the foregoing.

Harris Interactive and Nielsen are required to work in good faith to resolve any disputes regarding Harris Interactive’s calculation of the Actual World Wide Cash Amount and the World Wide Cash Amount Statement within two (2) days following the date such calculations are received by Nielsen. Harris Interactive, within such two (2) day period will revise (if necessary) the World Wide Cash Amount Statement originally delivered by Harris Interactive to reflect any changes to the Actual World Wide Cash Amount and/or the World Wide Cash Amount Statement that Harris Interactive in good faith determines appropriate (in each case taking into account any such disputes). For the avoidance of doubt, but without limiting the provisions set forth above, the final determination of the Actual World Wide Cash Amount and the World Wide Cash Adjusted Amount will be made solely by Harris Interactive in accordance with the provisions and definitions of the Merger Agreement.

Following final determination of the World Wide Cash Adjusted Amount set forth in the World Wide Cash Amount Statement (whether determined using the Estimated World Wide Cash Amount or the Actual World Wide Cash Amount, as determined as set forth above), the Offer Price will be increased, decreased or remain the same in the circumstances set forth above under “Price Offered Per Share.”

Scheduled Expiration Time:	12:00 midnight, New York City time, on January 29, 2014 (one minute after 11:59 P.M., New York City time, January 29, 2014), unless the Offer is extended or terminated.

Purchaser:	Prime Acquisition Corp. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Nielsen Holdings N.V. (“Nielsen”), a company formed under the laws of the Netherlands.

Harris Interactive Board Recommendation:	The board of directors of Harris Interactive has unanimously recommended that Harris Interactive’s stockholders accept the Offer and tender all their Shares to Purchaser pursuant to the Offer.

Who is offering to buy my Shares?

Our name is Prime Acquisition Corp. We are a wholly owned subsidiary of Nielsen, a company formed under the laws of the Netherlands. We are a Delaware corporation formed for the purpose of making this tender offer for all outstanding Shares and thereafter, pursuant to the Agreement and Plan of Merger, dated November 25, 2013, by and among Nielsen, Harris Interactive and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), merging with and into Harris Interactive (the “Merger”), with Harris Interactive continuing as the surviving corporation (the “Surviving Corporation”). To date, we have not carried on any activities other than those related to our formation and the Merger Agreement, including making this Offer. See the “Introduction” and Section 8 — “Certain Information Concerning Nielsen and Purchaser.”

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”

What are the associated rights to purchase shares of Series A Preferred Stock?

The rights to purchase shares of Series A Preferred Stock (the “Rights”) are issued pursuant to the Rights Agreement (the “Rights Agreement”), dated as of March 11, 2005, as amended November 25, 2013, by and between Harris Interactive and American Stock Transfer & Trust Company. The Rights were issued to all Harris Interactive stockholders but currently are not represented by separate share certificates. A tender of your Shares will include a tender of the Rights.

Why are you making the Offer?

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and following the Merger, the entire equity interest in, Harris Interactive. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we, Nielsen and Harris Interactive will take all necessary and appropriate action to cause the Merger to become effective as soon as possible following the consummation of the Offer, without a meeting of stockholders of Harris Interactive in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (“Delaware Law”). Upon consummation of the Merger, Harris Interactive will become a wholly owned subsidiary of Nielsen. See Section 12 — “Purpose of the Offer; Plans for Harris Interactive.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $2.00 per Share, as may be adjusted upward or downward as described below, net to the seller in cash (such price, as so adjusted as set forth below, if applicable, the “Offer Price”), without interest, less any applicable withholding taxes. The Offer Price will be:

•	increased if the World Wide Cash Adjusted Amount (as defined in the Merger Agreement) is greater than $9,350,000, with such increase to be an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount exceeds $9,300,000 divided by (B) the number of Shares issued and outstanding as of January 9, 2014 (determined on a Fully Diluted basis (as defined in the Merger Agreement)); and

•	decreased if the World Wide Cash Adjusted Amount is less than $9,250,000, with such decrease to be an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount is less than $9,300,000 divided by (B) the number of Shares issued and outstanding as of January 9, 2014 (determined on a Fully Diluted basis).

For the avoidance of doubt, if the World Wide Cash Adjusted Amount is more than or equal to $9,250,000 and less than or equal to $9,350,000, the Offer Price will not be adjusted.

As further described in this document (A), the World Wide Cash Adjusted Amount is the average of the actual or projected, as applicable, End of Day Cash and Cash Equivalents (as defined in and determined in accordance with the Merger Agreement) held by Harris Interactive and its subsidiaries at the end of each business day from January 2, 2014 through January 15, 2014 less certain fees and expenses (as identified and defined in the Merger Agreement) of Harris Interactive incurred in connection with the transactions contemplated by the Merger Agreement along with other reductions for other payments, costs and amounts, all as identified and defined in the Merger Agreement and more fully described in Section 11 — “The Merger Agreement; Other Agreements — The Offer Price and Potential Adjustments to the Offer Price” and (B) Fully Diluted means, without duplication, all outstanding Shares, all Shares issuable in respect of all outstanding securities convertible into or exchangeable for Shares and all Shares issuable in respect of all outstanding options and other rights to acquire Shares (including all fully vested options with a per share exercise price that is less than the Offer Price and restricted shares, but excluding any options that have a per share exercise price that is equal to or greater than the Offer Price), as more fully described in Section 11 — “The Merger Agreement; Other Agreements — The Offer Price and Potential Adjustments to the Offer Price.”

No later than 9:00 A.M., New York City time, on the business day following final determination of the World Wide Cash Adjusted Amount in accordance with the procedures described under Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Offer Price and Potential Adjustments to the Offer Price,” we will announce any adjustment of the Offer Price to the holders of Shares, or, if applicable, we will announce that the Offer Price will not be adjusted. This announcement is expected to occur no earlier than January 10, 2014 and no later than January 21, 2014 pursuant to the terms of the Merger Agreement.

For purposes of the Offer, as provided under the Securities Exchange Act of 1934, as amended (“Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, they may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What does the Harris Interactive Board think about the Offer?

After careful consideration, the Harris Interactive Board has unanimously:

•	authorized, approved and adopted the Merger Agreement and authorized and approved the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and all agreements and documents related thereto and contemplated thereby;

•	determined that the Merger Agreement is advisable, fair to and in the best interests of Harris Interactive and its stockholders; and

•	resolved to recommend that Harris Interactive’s stockholders accept the Offer and tender their Shares to us pursuant to the Offer.

See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for Harris Interactive.” Harris Interactive will file with the SEC and mail to its stockholders its Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) recommending that Harris Interactive’s stockholders accept the Offer and tender their Shares to us pursuant to the Offer.

What are the most significant conditions to the Offer?

The Offer is conditioned upon:

•	there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date that number of Shares that, together with the Shares then owned by Nielsen and/or Purchaser (if any), represent at least a majority of the Shares outstanding on a Fully Diluted (as described below and defined in the Merger Agreement) basis (the “Minimum Condition”);

•	holders of Shares representing 13% or more of the outstanding Shares not having demanded (and not withdrawn) appraisal under Section 262 of Delaware Law for such Shares (the “Appraisal Condition”);

•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated (the “HSR Condition”); and

•	the other conditions to the Offer described in Section 15 — “Conditions to the Offer.”

We and Nielsen may waive any condition, in whole or in part, at any time and from time to time, in our and Nielsen’s sole discretion; provided that the Minimum Condition may only be waived with the prior written consent of Harris Interactive. See also Section 17 — “Certain Legal Matters; Regulatory Approvals.” Pursuant to the Merger Agreement, Fully Diluted means, without duplication, all outstanding Shares, all Shares issuable in respect of all outstanding securities convertible into or exchangeable for Shares and all Shares issuable in respect of all outstanding options and other rights to acquire Shares (including all fully vested Options with a per share exercise price that is less than the Offer Price and Restricted Shares, but excluding any Options that have a per share exercise price that is equal to or greater than the Offer Price), as described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Offer Price and Potential Adjustments to the Offer Price.”

Is the Offer subject to any financing condition?

No. The Offer is not subject to any financing condition.

Is there an agreement governing the Offer?

Yes. Harris Interactive, Nielsen and Purchaser have entered into the Merger Agreement referred to above in “Who is offering to buy my Shares?”. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the merger of Purchaser with and into Harris Interactive. See Section 11 — “The Merger Agreement; Other Agreements.”

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Do you have the financial resources to pay for all Shares?

Yes. We estimate that we will need approximately $126 million to purchase all Shares pursuant to the Offer, to pay the consideration in respect of all Shares not tendered and which will each be converted in the Merger into the right to receive the Offer Price, to make payments with respect to all In the Money Options (as defined in the Merger Agreement) as provided in the Merger Agreement, and to pay related fees and expenses. Nielsen, our parent company, will provide us with sufficient funds to make such payments. Nielsen expects to fund such payments from its available cash. The Offer is not subject to any financing condition. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender into the Offer?

No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the consummation of the Offer is not subject to any financing condition;

•	the Offer is being made for all Shares solely for cash;

•	if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price, without interest, less any applicable withholding taxes); and

•	we, through Nielsen, will have sufficient funds in available cash to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger and related fees and expenses.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

How long do I have to decide whether to tender into the Offer?

You will be able to tender your Shares into the Offer until 12:00 midnight, New York City time, on January 29, 2014 (one minute after 11:59 P.M., New York City time, on January 29, 2014) (such date and time, the “Expiration Date”, unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event the “Expiration Date” will mean the latest date and time at which the Offer, as so extended by us, will expire). There is no procedure for guaranteed delivery in the Offer. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond March 31, 2014 (the “End Date”).

Pursuant to the Merger Agreement, we will, and Nielsen will cause us to:

•	extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities Exchange Commission (the “SEC”) or the staff thereof or NASDAQ applicable to the Offer or for any period otherwise required by applicable law; provided, however, that in no event will we be required to extend the Offer to a date later than the End Date; and

•	if any condition to the Offer is not satisfied or waived at any scheduled Expiration Date, extend the Offer for one or (as needed) more periods of five (5) business days each (or such shorter period as Harris Interactive agrees to or such longer period as we, Nielsen and Harris Interactive may agree); provided, however, that in no event will we be required to extend the Offer to a date later than the End Date;

Notwithstanding the immediately preceding bullet, if at the end of any scheduled Expiration Date (including as extended pursuant to the paragraph after the next paragraph below), all of the Offer Conditions are satisfied other than the Minimum Condition, we will, and Nielsen will cause us to, extend the Offer for an additional period of five (5) business days and if at the end of such five (5) business day period the Minimum Condition continues to not be satisfied, we will, and Nielsen will cause us to, extend the Offer for one more period of five (5) business days; provided, however, that in no event will we be required to extend the Offer to a date later than the End Date.

Notwithstanding the foregoing, if at the end of any scheduled Expiration Date, all of the Offer Conditions are satisfied other than the Minimum Condition and a third party acquisition proposal has been publicly announced or a tender offer or exchange offer has been commenced by a third party (and in each case not withdrawn), we will, and Nielsen will cause us to, extend the Offer for one or (as needed) more periods of five (5) business days each (or such shorter period as Harris Interactive agrees to or such longer period as we, Nielsen and Harris Interactive may agree) until the earlier of (i) February 28, 2014 and (ii) five (5) business days after the date such acquisition proposal or tender or exchange offer has been withdrawn, after which we will not be required to extend the Offer; provided, however, that in no event will we be required to extend the Offer to a date later than the End Date.

Following final determination of the World Wide Cash Adjusted Amount (as described in Section 11 — “The Merger Agreement; Other Agreements — The Offer Price and Potential Adjustments to the Offer Price”), we will, and Nielsen will cause us to:

•	if the Offer Price will be adjusted and the date the Offer is scheduled to expire is less than ten (10) business days following notice of such adjustment, extend the Offer such that the Expiration Date is ten (10) business days following such notice; and

•	if the Offer Price will not be adjusted and the date the Offer is scheduled to expire is less than five (5) business days following notice that there will be no adjustment to the Offer Price, extend the Offer such that the Expiration Date is five (5) business days following such notice.

If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer.” Each of the time periods described above is calculated in accordance with Rule 14d-1(g)(3) under the Securities Exchange Act of 1934, as amended.

How will I be notified if the time period during which I can tender my Shares into the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

How do I tender my Shares into the Offer?

If you wish to accept the Offer, this is what you must do:

•	If you are a record holder (i.e. a stock certificate has been issued to you or you hold Shares directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions contained in the Letter of Transmittal, and send it, together with the certificates representing your Shares and any other required documents, to the Depositary or follow the procedures for book entry transfer set forth in Section 3 of this Offer to Purchaser. These materials must reach the Depositary before the Expiration Date. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details.

•	If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered to Purchaser pursuant to the Offer.

There is no procedure for guaranteed delivery in the Offer.

Until what time may I withdraw previously tendered Shares?

Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after February 7, 2014, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

No. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we, Nielsen and Harris Interactive will take all necessary and appropriate action to cause the Merger to become effective as soon as possible following the consummation of the Offer, without a meeting of the stockholders of Harris Interactive in accordance with Section 251(h) of Delaware Law. Following consummation of the Merger, no Shares will be publicly owned. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If the Merger is consummated, then stockholders who did not tender their Shares into the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares into the Offer (i.e., the Offer Price, without interest, less any applicable withholding taxes), except as provided in the Merger Agreement with respect to Shares owned by Nielsen, Harris Interactive or their respective subsidiaries or Shares that are held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Delaware Law. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.” Even if for some reason the Merger does not take place but we purchase all tendered Shares, there may then be so few remaining stockholders and publicly held Shares that such Shares will no longer be eligible to be traded on the NASDAQ or any other securities exchange and there may not be a public trading market for such Shares. See Section 13 — “Certain Effects of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of us, Nielsen or Harris Interactive are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of Delaware Law described above and the obligation of us, Nielsen and Harris Interactive to take all necessary and appropriate action to cause the Merger to become effective as soon as possible following the consummation of the Offer, we expect the Merger to occur promptly after the consummation of the Offer. See Section 1 — “Terms of the Offer.”

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available to the holders of Shares in connection with the Offer. If the Offer is consummated and then, subject to the terms and conditions of the Merger Agreement, the Merger is consummated, the holders of Shares immediately prior to the effective time of the Merger (the “Effective Time”) who did not tender their Shares in the Offer and have otherwise complied with the applicable procedures under Delaware Law will be entitled to appraisal rights for the “fair value” of such Shares. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On November 22, 2013, the last trading day before we announced that we entered into the Merger Agreement, the last sale price of the common stock of Harris Interactive reported on NASDAQ was $2.08 per Share. On December 9, 2013, the last NASDAQ trading day before we commenced the Offer, the last sale price of the Shares reported on NASDAQ was $1.99 per Share.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to promptly receive an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. See Section 2 — “Acceptance for Payment and Payment for Shares.” In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares, (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal and (iii) any other required documents for such Shares, as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Have any Harris Interactive stockholders agreed to tender their Shares?

Yes. Al Angrisani, President and Chief Executive Officer of Harris Interactive, Howard Shecter, Chairman of the Harris Interactive Board and Steven L. Fingerhood, Lead Independent Director on the Harris Interactive Board (along with entities affiliated with Mr. Fingerhood), who collectively own approximately 11.6% of the outstanding Shares, have each entered into a tender and support agreement with Nielsen and us, pursuant to which they have agreed to, among other things, tender their Shares into the Offer. The stockholders party to the tender and support agreements have agreed to not withdraw their tendered Shares from the Offer and to comply with certain restrictions on the disposition of their Shares, subject to the terms and conditions contained in the tender and support agreements. See Section 11 — “The Merger Agreement; Other Agreements — Other Agreements — Tender and Suport Agreements.”

What will happen to my equity awards in the Offer?

The Offer is being made for all outstanding Shares, and not for options to purchase Shares issued under Harris Interactive’s equity-based compensation plans (each such option, an “Option”), or other equity awards.

At or immediately prior to the time we accept validly tendered Shares for payment (the “Acceptance Time”), each Option will, without any action on the part of any holder of such Option or Harris Interactive, fully vest and become exercisable. To the extent not exercised prior to the Effective Time, upon the Effective Time each Option will be cancelled and the Surviving Corporation will pay each holder promptly after the Effective Time for each such Option an amount in cash, if any, determined by multiplying (i) the excess, if any, of the Offer Price over the applicable per Share exercise price of such Option by (ii) the number of Shares such holder could have purchased had such holder exercised such Option in full immediately prior to the Effective Time, without interest, less any applicable withholding taxes (the “Option Payment Amount”).

At or immediately prior to the Acceptance Time, each Share outstanding under any of Harris Interactive’s equity-based compensation plans (each such Share, a “Restricted Share”) will, without any action on the part of any holder of such Restricted Share or Harris Interactive, cease to be subject to any forfeiture or vesting conditions. At the Effective Time, each such Restricted Share will automatically be converted into, and cancelled in exchange for, the right to receive the Offer Price, without interest, less any applicable withholding taxes (“Restricted Share Payment Amount”).

See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Options and Restricted Shares.”

How will my rights to purchase Shares under the ESPP be treated in the Offer and the Merger?

Pursuant to the Merger Agreement, Harris Interactive will not permit participants in Harris Interactive’s 1999 Employee Stock Purchase Plan and 2007 Employee Stock Purchase Plan (collectively, the “ESPP”) to increase their elections as to the amount of compensation withheld to purchase Shares under the ESPP, and Harris Interactive is not permitted to establish or commence any new offering periods under the ESPP. The current offering period under the ESPP that commenced prior to the date of the Merger Agreement will continue until the end of such offering period on December 31, 2013. Each Share purchased under the ESPP may be tendered into the Offer and if not so tendered, each such Share will be automatically converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding tax, on the same basis as all other Shares not so tendered. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Harris Interactive.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — United States Holders”). In general, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the Shares that you tender into the Offer or exchange in the Merger and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — Non-United States Holders”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer or exchange in the Merger. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares into the Offer or having your Shares converted into the right to receive cash in the Merger. See Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares into the Offer or exchanging Shares in the Merger.

To whom should I talk if I have additional questions about the Offer?

You may call Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834.

x

To the Holders of Shares of

Common Stock of Harris Interactive Inc.:

INTRODUCTION

We, Prime Acquisition Corp. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Nielsen Holdings N.V. (“Nielsen”), a company formed under the laws of the Netherlands, are offering to purchase all of the outstanding shares of common stock, par value $0.001 (including the associated rights to purchase shares of Series A Preferred Stock issued pursuant to the Rights Agreement (as defined below) and attached to such shares of common stock, the “Shares”), of Harris Interactive Inc. (“Harris Interactive”) at the Offer Price (as defined below), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal collectively constitute the “Offer”. We are making the Offer pursuant to an Agreement and Plan of Merger dated as of November 25, 2013 by and among Nielsen, Purchaser and Harris Interactive (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”).

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on January 29, 2014 (one minute after 11:59 P.M., New York City time on January 29, 2014) (such date and time, the “Expiration Date”), unless (i) pursuant to the Merger Agreement, we extend the period during which the Offer is open, in which case the term “Expiration Date” means the latest date and time in which the Offer, as so extended, expires (provided, however, our obligation to extend the Offer is limited as discussed in Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Extensions of the Offer”) or (ii) the Merger Agreement has been earlier terminated. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making payment for Shares.

If you are a record owner of Shares and you tender such Shares directly to Computershare Trust Company, N.A. (the “Depositary”) in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the IRS Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.”

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should consult with such nominee to determine if you will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”

The rights to purchase shares of Series A Preferred Stock (the “Rights”) are issued pursuant to the Rights Agreement (the “Rights Agreement”), dated as of March 11, 2005, as amended November 25, 2013, by and between Harris Interactive and American Stock Transfer & Trust Company. The Rights were issued to all Harris Interactive stockholders but currently are not represented by separate share certificates. A tender of your Shares will include a tender of the Rights.

Subject to the provisions of the Merger Agreement, we, Nielsen and Harris Interactive will cause Purchaser to merge with and into Harris Interactive (the “Merger”), with Harris Interactive continuing as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Nielsen, as soon as possible following the consummation of the Offer and without a meeting of stockholders of Harris Interactive in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (“Delaware Law”). At the effective time of the Merger (the “Effective Time”), each Share then outstanding will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes, except for Shares (i) then-owned by Nielsen or Purchaser or held in treasury by Harris Interactive, which will be cancelled, and no payment made with respect thereto, (ii) then-owned by subsidiaries of Nielsen (other than Purchaser) or Harris Interactive, which Shares will be converted into shares of stock of the Surviving Corporation, and no payment made with respect thereto or (iii) held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Delaware Law (unless such stockholder fails to perfect, withdraws, waives or loses the right to appraisal) (see Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”).

After careful consideration, the Board of Directors of Harris Interactive (the “Harris Interactive Board”) has unanimously:

•	authorized, approved and adopted the Merger Agreement and authorized and approved the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and all agreements and documents related thereto and contemplated thereby;

•	determined that the Merger Agreement is advisable, fair to and in the best interests of Harris Interactive and its stockholders; and

•	resolved to recommend that Harris Interactive’s stockholders accept the Offer and tender their Shares to us pursuant to the Offer.

A more complete description of the Harris Interactive Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed by Harris Interactive with the United States Securities and Exchange Commission (“SEC”) and mailed to Harris Interactive’s stockholders. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is not subject to Purchaser or Nielsen receiving financing or any other financing condition.

The Offer is conditioned upon:

•	there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date that number of Shares that, together with the Shares then owned by Nielsen and/or Purchaser (if any), represent at least a majority of the Shares outstanding on a Fully Diluted (as defined in the Merger Agreement and described in Section 11 — “ The Merger Agreement; Other Agreements”) basis (the “Minimum Condition”);

•	holders of Shares representing 13% or more of the outstanding Shares not having demanded (and not withdrawn) appraisal under Section 262 of Delaware Law for such Shares (the “Appraisal Condition”);

•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated (the “HSR Condition”); and

•	the other conditions to the Offer described in Section 15 — “Conditions to the Offer.”

See Section 15 — “Conditions to the Offer” and Section 17 — “Certain Legal Matters; Regulatory Approvals.”

According to Harris Interactive, as of November 30, 2013, there were (i) 58,300,145 Shares issued and outstanding (including restricted Shares outstanding under Harris Interactive’s equity-based compensation plans (such plans, the “Option Plans” and each such Share, a “Restricted Share”)), (iii) options to purchase an aggregate of 4,731,984 Shares granted pursuant to the Option Plans (each such option, an “Option”) of which 4,023,922 have an exercise price of less than $2.00 and (iv) approximately 70,000 Shares estimated to be issued pursuant to Harris Interactive’s 1999 Employee Stock Purchase Plan and 2007 Employee Stock Purchase Plan

(collectively, the “ESPP”). Assuming (i) no other Shares were or are issued after November 30, 2013 and (ii) no Options, Restricted Shares, restricted stock units, performance stock units or other awards consisting of Shares or purchase rights have been granted or have expired after November 30, 2013, the Minimum Condition would be satisfied if at least 31,197,034 Shares are validly tendered and not properly withdrawn prior to the Expiration Date.

In order to induce us to enter into the Merger Agreement, Al Angrisani, President and Chief Executive Officer of Harris Interactive, Howard Shecter, Chairman of the Harris Interactive Board and Steven L. Fingerhood, Lead Independent Director on the Harris Interactive Board (along with entities affiliated with Mr. Fingerhood), have entered tender and support agreements, dated November 25, 2013, with Nielsen and Purchaser, pursuant to which these stockholders have, subject to certain limitations and exceptions, (i) agreed to tender 6,741,529 Shares, or approximately 11.6% of the outstanding Shares as of November 25, 2013, into the Offer and (ii) agreed not to withdraw any such Shares tendered in the Offer. For a discussion of the tender and support agreements, see Section 11 — “The Merger Agreement; Other Agreements — Other Agreements — Tender and Support Agreements.”

No appraisal rights are available to the holders of Shares in connection with the Offer. If the Offer is consummated and then, subject to the terms and conditions of the Merger Agreement, the Merger is consummated, the holders of Shares immediately prior to the Effective Time who did not tender their Shares in the Offer and have otherwise complied with the applicable procedures under Delaware Law will be entitled to the “fair value” of such Shares. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.” However, if the Appraisal Condition is not met, Purchaser will have no obligation to consummate the Offer or the Merger.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND STOCKHOLDERS OF HARRIS INTERACTIVE SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE SUCH STOCKHOLDERS MAKE ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.”

The Offer is not subject to any financing condition. The Offer is conditioned upon the Minimum Condition, the HSR Condition, the Appraisal Condition and the other conditions set forth in Section 15 — “Conditions to the Offer.”

We and Nielsen expressly reserve the right to waive any of the conditions to the Offer, in whole or in part and at any time and from time to time, in the sole discretion of Nielsen and us, and to make any change in the terms and conditions of the Offer; except that, without the prior written consent of Harris Interactive, we and Nielsen will not (i) waive or change the Minimum Condition, (ii) decrease the Offer Price (except adjustments to the Offer Price pursuant to the provisions of the Merger Agreement as described under Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Offer Price and Potential Adjustments to the Offer Price”), (iii) change the form of consideration payable in the Offer, (iv) decrease the number of Shares sought to be purchased in the Offer, (v) extend or otherwise change the Expiration Date except as otherwise provided in the Merger Agreement; or (vi) impose additional conditions to the Offer or otherwise amend, modify or supplement any of the conditions to the Offer or terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares generally.

Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we, Nielsen and Harris Interactive will take all necessary and appropriate action to cause the Merger to become effective as soon as possible following the consummation of the Offer, without a meeting of the stockholders of Harris Interactive in accordance with Section 251(h) of Delaware Law. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Pursuant to the Merger Agreement, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the NASDAQ Stock Market (“NASDAQ”) applicable to the Offer or for any period otherwise required by applicable law, and if any condition to the Offer is not satisfied or waived at any scheduled Expiration Date, we will extend the Offer for one or (as needed) more periods of five (5) business days each (or such shorter period as Harris Interactive agrees to or such longer period as we, Nielsen and Harris Interactive may agree); provided, however, that in no event will we be required to extend the Offer to a date later than March 31, 2014 (the “End Date”) and our obligation to extend the Offer is further limited as set forth below in this Section 1 and in Section 11 — “The Merger Agreement; Other Agreements — Extensions of the Offer.” For purposes of the Offer, as provided under the Securities Exchange Act of 1934, as amended (“Exchange Act”), a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

No later than 9:00 A.M., New York City time, on the business day following final determination of the World Wide Cash Adjusted Amount, we will announce any adjustment of the Offer Price to the holders of Shares, or, if applicable, we will announce that the Offer Price will not be adjusted. This announcement is expected to occur no earlier than January 10, 2014 and no later than January 21, 2014 pursuant to the terms of the Merger Agreement.

Following the announcement of the final determination of the World Wide Cash Adjusted Amount (as defined in and determined in accordance with the Merger Agreement and described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Offer Price and Adjustments to the Offer Price”), (A) if the Offer Price will be adjusted and the date the Offer is scheduled to expire is less than ten

(10) business days following notice of such adjustment, we will extend the Offer such that the Expiration Date is ten (10) business days following such notice and (B) if the Offer Price will not be adjusted and the date the Offer is scheduled to expire is less than five (5) business days following notice that there will be no adjustment to the Offer Price, we will extend the Offer such that the Expiration Date is five (5) business days following such notice.

If at the end of any scheduled Expiration Date, all of the Offer Conditions are satisfied other than the Minimum Condition, then we will only be required to extend the Offer for an additional period of five (5) business days and if at the end of such five (5) business day period the Minimum Condition continues to not be satisfied, we are required to extend the Offer for one more period of five (5) business days; provided that if a third party acquisition proposal has been publicly announced or a tender offer or exchange offer has been commenced by a third party (and in each case not withdrawn), we will be required to extend the Offer for one or (as needed) more periods of five (5) business days each (or such shorter period as Harris Interactive agrees to or such longer period as we, Nielsen and Harris Interactive may agree) until the earlier of (i) February 28, 2014 and (ii) five (5) business days after the date such acquisition proposal or tender or exchange offer has been withdrawn, after which we will not be required to extend the Offer; provided further, that in no event will we be required to extend the Offer to a date later than the End Date. Each of the time periods described in this and the foregoing three paragraphs is calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act.

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Acceptance Time (as defined in the Merger Agreement) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten (10) business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth (10th) business day. Each of the time periods described in this paragraph is calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act.

If, prior to the Expiration Date, we increase or decrease the consideration being paid for Shares, such altered consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase or decrease in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension of the Offer, such announcement will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

Harris Interactive has provided us with Harris Interactive’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Harris Interactive’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer, as set forth in Section 15, we will accept for payment and thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the Expiration Date. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for how to validly tender Shares.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. Upon the deposit of such funds with the Depositary, our obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, upon the advice of our counsel, be unlawful.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if certificates representing Shares are submitted evidencing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.

We and Nielsen reserve the right to transfer or assign the right to purchase all or any Shares tendered pursuant to the Offer in whole or from time to time in part to one or more affiliates, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. No alternative, conditional or contingent tenders will be accepted. There is no procedure for guaranteed delivery in the Offer. In order for a Harris Interactive stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

•	for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date; or

•	for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message (as defined below) in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer”, in each case before the Expiration Date.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Acceptance Time occurs, we will acquire good and unencumbered title to such Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Required documents must be transmitted to and received by the Depositary as set forth above. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Agent’s Message. The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a certificate representing Shares is not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the certificate representing such Shares must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on such certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

No Guaranteed Delivery. There is no procedure for guaranteed delivery in the Offer and therefore tenders must be received by the Expiration Date.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, upon the advice of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment as Proxy. By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Harris Interactive’s stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Harris Interactive’s stockholders.

Backup Withholding. To prevent federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares into the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or by otherwise certifying such stockholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after February 7, 2014 which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the

Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended, applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign taxation. This discussion also does not address the tax consequences to holders of Shares who exercise appraisal rights under Delaware law.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the tax activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

United States Holders. For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Net capital losses may be subject to limits on deductibility.

Non-United States Holders. For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:

•	the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder’s permanent establishment in the United States), in which event (i) the Non-United States Holder will be subject to U.S. federal income tax in the same manner as if it were a United States Holder (but such Non-United States Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9), and (ii) if the Non-United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

•	the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, in which event the Non-United States Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares net of applicable U.S. source losses from sales or exchanges of other capital assets recognized during the year; or

•	Harris Interactive is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of the Shares and such holder is not eligible for any treaty exemption.

Harris Interactive has not been, is not and does not anticipate becoming a United States real property holding corporation before the date of sale (or, if applicable, the date of the Merger) for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Payments made to a noncorporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.” See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding” of this Offer to Purchase.

Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax and may be refunded by the Internal Revenue Service to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN or other applicable form.

6.	Price Range of Shares; Dividends.

The Shares are listed and principally traded on NASDAQ under the symbol “HPOL”. The Shares have been listed on NASDAQ since December 6, 1999. The following table sets forth the high and low sales prices per Share on NASDAQ each quarter during Harris Interactive’s fiscal years ended June 30, 2013 and June 30, 2012, and thereafter as reported in published financial sources:

Quarter Ended:	High		Low
Fiscal 2014
December 31	$2.12	[1]	$1.85	[1]
September 30	$2.19		$1.70
Fiscal 2013
June 30	$1.87		$1.60
March 31	$1.75		$1.15
December 31	$1.62		$1.09
September 30	$1.50		$1.03
Fiscal 2012
June 30	$1.35		$0.97
March 31	$1.35		$0.54
December 31	$0.84		$0.27
September 30	$0.86		$0.48

1.	For the portion of the quarter ending on December 9, 2013.

On November 22, 2013, the last trading day before we announced that we entered into the Merger Agreement, the last sale price of the common stock of Harris Interactive reported on NASDAQ was $2.08 per Share. On December 9, 2013, the last NASDAQ trading day before we commenced the Offer, the last sale price of the Shares reported on NASDAQ was $1.99 per Share.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares.

Harris Interactive has never declared or paid cash dividends with respect to the Shares. Under the terms of the Merger Agreement, Harris Interactive is not permitted to declare or pay any dividend in respect of the Shares without Nielsen’s prior written consent. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Harris Interactive.”

7.	Certain Information Concerning Harris Interactive.

Except as otherwise set forth in this Offer to Purchase, the information concerning Harris Interactive contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and is qualified in its entirety by reference thereto. None of Purchaser, Nielsen, the Information Agent or the Depositary take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Harris Interactive to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, Nielsen, the Information Agent and the Depositary.

General. Harris Interactive is a professional services firm that provides full service market research and polling services, which include ad-hoc and customized qualitative and quantitative research, service bureau research (conducted for other market research firms), and long-term tracking studies. It conducts market research projects for clients in many industries, including the automotive, transportation, travel, tourism, energy, professional services, consumer goods, restaurants, retail, financial services, healthcare, public affairs and policy, technology, media and telecommunications industries. Harris Interactive also offers consultative solutions in areas such as market assessment, product development, brand and communications, stakeholder relationships, reputation management, and youth and education.

Available Information. Harris Interactive files annual, quarterly and current reports, proxy statements and other information with the SEC. Harris Interactive’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Harris Interactive files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Harris Interactive maintains a website at www.Harris Interactive.com. These website addresses are not intended to function as hyperlinks, and the information contained on Harris Interactive’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

Harris Interactive Financial Projections. In connection with Nielsen’s due diligence review, Harris Interactive provided to Nielsen information with respect to Harris Interactive’s projected revenue and adjusted earnings before deducting interest, income taxes, depreciation, amortization, expenses due to stock-based compensation, restructuring charges, and other one-time items (“Adjusted EBITDA”) for the five fiscal years ending with the 2018 fiscal year. Such projections included a “base case”, which relied on the following assumptions: a continued strategy of transitioning business to higher profit margin products and clients; revenue growing at a 4.0% compound annual growth rate from fiscal year 2014 to fiscal year 2018 (a 3.3% compound annual growth rate from fiscal year 2013 to fiscal year 2018) and Adjusted EBITDA margins expanding to 14.5%; and an “investment case”, which assumed the following differences from the base case: a strategy of making additional investments beginning in 2014 to support the Company’s growth initiatives, with incremental near-term expenses for sales and other headcount as well as incremental capital investments and lower 2014 Adjusted EBITDA and free cash flow but resulting in an increased compound annual revenue growth rate of 7.6% from fiscal year 2014 to fiscal year 2018 (a 6.5% compound annual growth rate from fiscal year 2013 to fiscal year 2018) and a higher Adjusted EBITDA margin of 16.7% in 2018. Harris Interactive subsequently updated its projected financial information for fiscal year 2014 with an Adjusted EBITDA margin of 10.4% (all of the foregoing projections, the “Projections”). None of Nielsen or any of its affiliates or representatives participated in preparing, and they do not express any view on, the projections summarized below, or the assumptions underlying such information.

Harris Interactive has advised us that Harris Interactive’s management prepares projections of its prospective financial performance for internal use as part of its ongoing management of the company. Harris Interactive has also advised us that Harris Interactive does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates.

Harris Interactive has advised us that the Projections were not prepared with a view toward public disclosure; and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or generally accepted accounting principles. We have been advised that PricewaterhouseCoopers LLP, Harris Interactive’s independent registered public accounting firm, has not audited, compiled or performed any procedures with respect to the Projections and does not express an opinion or any form of assurance related thereto. The summary of the Projections is not being included in this Offer to Purchase to influence a stockholder’s decision whether to tender Shares in the Offer, but is being included because the Projections were made available by Harris Interactive to Nielsen, Purchaser and our advisors.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Harris Interactive’s management. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Harris Interactive’s control. The Projections also reflect assumptions as to business decisions and other matters that are subject to change. In addition, the Projections may be affected by Harris Interactive’s ability to achieve strategic goals, objectives and targets over the applicable periods.

Accordingly, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in this Offer to Purchase should not be regarded as an indication that Nielsen, Purchaser, Harris Interactive or any of their respective officers, directors, advisors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such. Neither Nielsen, Purchaser or Harris Interactive nor any of their respective officers, directors, advisors or representatives can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. Harris Interactive has advised us that it does not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law or as provided in the Schedule 14D-9. Neither Nielsen, Purchaser or Harris Interactive nor any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of Harris Interactive or other person regarding the ultimate performance of Harris Interactive compared to the information contained in the Projections or that the Projections will be achieved. Harris Interactive has made no representation to Nielsen, Purchaser or their affiliates, in the Merger Agreement or otherwise, concerning the Projections. The summary of the Projections is not included in this Offer to Purchase in order to influence any Harris Interactive stockholder to make any investment decision with respect to the Offer or the Merger, including whether to tender Shares in the Offer or whether or not to seek appraisal rights with respect to the Shares.

In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders of Harris Interactive are cautioned not to place undue, if any, reliance on the Projections.

Set forth below are the Projections provided to us by Harris Interactive

Projections

(in millions)	FY2014	FY2015	FY2016	FY2017	FY2018
Base Case
Revenue	$141.2	$145.1	$151.1	$157.7	$165.4
Adjusted EBITDA[1]	$15.6	$17.1	$19.2	$21.4	$24.0

Investment Case
Revenue	$143.3	$153.7	$164.6	$178.2	$192.1
Adjusted EBITDA	$14.6	$17.4	$21.3	$26.9	$32.1

FY14 Reforecast[2]
Revenue	$143.9
Adjusted EBITDA	$14.9

(1)	Adjusted EBITDA is a non-GAAP measure and is the earnings of Harris Interactive before deducting interest, income taxes, depreciation, amortization, expenses due to stock-based compensation, restructuring charges, and other one-time items. The Schedule 14D-9 contains a reconciliation of the GAAP net income to EBITDA and Adjusted EBITDA for each of the base case, investment case and fiscal year 2014 reforecast.
(2)	The reforecast updated the investment case for fiscal year 2014

8.	Certain Information Concerning Nielsen and Purchaser.

Nielsen is company formed in 2006 under the laws of the Netherlands and was formerly known as Valcon Acquisition Holding B.V. and Nielsen Holdings B.V. Nielsen has principal executive offices at 85 Broad Street, New York, New York 10004 and Diemerhof 2, 1112 XL Diemen, The Netherlands. The telephone number of the New York office is (646) 654-5000 and the telephone number of the office in the Netherlands is +31 (0) 20 398 87 77. Nielsen, together with its subsidiaries (including the subsidiaries listed on Annex A), is a leading global information and measurement business that provides clients with a comprehensive understanding of consumers and consumer behavior.

We are a Delaware corporation and a wholly owned subsidiary of Nielsen, and we were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The address of our principal executive office is 85 Broad Street, New York, NY 10004 and the telephone number of our principal executive office is (646) 654-5000. To date, we have not carried on any activities other than those related to our formation and the Merger Agreement, including making the Offer. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we, Nielsen and Harris Interactive will take all necessary and appropriate action to cause the Merger to become effective as soon as possible following the consummation of the Offer, without a meeting of the stockholders of Harris Interactive in accordance with Section 251(h) of Delaware Law.

Additional Information. Certain information concerning the directors and executive officers of Nielsen and Purchaser and the wholly owned subsidiaries of Nielsen that control Purchaser is set forth in Annex A to this Offer to Purchase.

Except as set forth elsewhere in this Offer to Purchase (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Harris Interactive”, Section 11 — “The Merger Agreement; Other Agreements” and Annex A): (i) neither we nor Nielsen nor, to our knowledge or the knowledge of Nielsen after reasonable inquiry, any of the persons or entities listed in Annex A, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Harris Interactive, (ii) neither we nor Nielsen nor, to our knowledge or the knowledge of Nielsen after reasonable inquiry, any of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of Harris Interactive during the 60-day period preceding the date of this Offer to Purchase, (iii) neither we nor Nielsen nor, to our knowledge or the knowledge of Nielsen after reasonable inquiry, any of the persons or entities listed on Annex A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Harris Interactive, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us, Nielsen, its subsidiaries or, to our knowledge or the knowledge of Nielsen after reasonable inquiry, any of the persons or entities listed on Annex A, on the one hand, and (A) Harris Interactive or any of its affiliates that are not natural persons, for which the aggregate value of the transactions is more than one percent of Harris Interactive’s consolidated revenue for the fiscal year when the transaction occurred or the past portion of the fiscal year for any transaction occurring in the current fiscal year or (B) any executive officer, director, or affiliate of Harris Interactive that is a natural person; (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between us, Nielsen, its subsidiaries or, to our knowledge or the knowledge of Nielsen after reasonable inquiry, any of the persons or entities listed on Annex A, on the one hand, and Harris Interactive or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets and (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, Nielsen or any of our or its respective executive officers, directors or affiliates, on the one hand, and Harris Interactive or any of its executive officers, directors or affiliates, on the other hand.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we and Nielsen have filed with the SEC a Tender Offer Statement on Schedule TO (as may be amended or supplemented from time to time, the “Schedule TO”), of which this Offer to Purchase forms a part, and this Offer to Purchase and other exhibits to the Schedule TO are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us and Nielsen with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Nielsen maintains a website at www.nielsen.com. These website addresses are not intended to function as hyperlinks, and the information contained on Nielsen’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

9.	Source and Amount of Funds.

We estimate that we will need approximately $126 million to purchase all Shares pursuant to the Offer, to pay the consideration in respect of all Shares not tendered and which will each be converted in the Merger into the right to receive the Offer Price, to make payments with respect to all “in the money” Options as provided in the Merger Agreement, and to pay related fees and expenses. Nielsen, our parent company, will provide us with sufficient funds to make such payments. Nielsen expects to fund such payments from its available cash.

We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because: (i) the consummation of the Offer is not subject to any financing condition; (ii) the Offer is being made for all Shares solely for cash; (iii) if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price per Share as was paid in the Offer (i.e., the Offer Price, without interest and less applicable withholding taxes); and (iv) we, through Nielsen, will have sufficient funds, through available cash, to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger and related fees and expenses.

10.	Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Harris Interactive.

References to Nielsen below in certain cases may be references to us or other entities that are affiliates of Nielsen.

Background of the Offer.

Nielsen regularly evaluates its business and plans and considers a variety of transactions to enhance its business. Nielsen has considered a number of alternatives for developing its businesses, including partnerships and acquisitions of other companies and businesses.

In June 2013, a representative of Nielsen, in response to an inquiry by Macquarie Capital, indicated that Nielsen was interested in receiving information from Harris Interactive in connection with its efforts to gauge interest of potential acquirers in exploring a possible sale transaction involving Harris Interactive. Following Nielsen’s review of such initial materials, Nielsen agreed to receive additional information from Harris Interactive.

On June 28, 2013, The Nielsen Company (US), LLC executed the Confidentiality Agreement with Harris Interactive and thereafter received a more detailed overview of Harris Interactive that included non-publicly available information, including financial projections. In mid-July 2013, Nielsen received a bid process letter from Macquarie Capital requesting that non-binding indications of interest be submitted on or prior to July 23, 2013.

On July 26, 2013, a representative of Nielsen advised Macquarie Capital that it was interested in submitting a non-binding indication of interest but would require more time in order to complete it.

On July 29, 2013, Nielsen submitted a preliminary, non-binding indication of interest proposing to acquire Harris Interactive at an enterprise value of $94 million or $108 million equity value, subject to certain assumptions and conditions.

On July 30, 2013, Nielsen submitted a revised non-binding indication of interest proposing to acquire Harris Interactive at an enterprise value of between $104 million and $118 million in cash, subject to certain assumptions and conditions.

On August 6, 2013, Nielsen was informed by Macquarie Capital that it would be invited to participate in the second phase of Harris Interactive’s sale process and received from Macquarie Capital a letter outlining the timing and scope of such phase.

On August 16, 2013, certain representatives of Nielsen attended in-person meetings in New York City with Harris Interactive management and representatives of Macquarie Capital. During these meetings, Harris Interactive management made presentations to Nielsen’s representatives with respect to, among other things, Harris Interactive’s business plan and financial performance.

From mid-August to mid-September 2013, Nielsen engaged in discussions with representatives from Macquarie Capital and Harris Interactive. On August 19, 2013, Nielsen received access to a virtual data room containing confidential information regarding Harris Interactive, and from then until the execution of the Merger Agreement, Nielsen and its representatives and advisors were actively engaged in a due diligence investigation of Harris Interactive.

On September 12, 2013, a draft form of the merger agreement was posted in the virtual data room and made available to Nielsen.

On September 12, 2013, representatives of Nielsen contacted representatives of Macquarie Capital and communicated a proposal to acquire Harris Interactive based on an enterprise value of $115 million, subject to certain assumptions and conditions, but not subject to any financing condition, and requested that Harris Interactive respond by September 17.

On September 16, 2013, representatives of Nielsen and Macquarie Capital met telephonically. Macquarie Capital requested clarification of certain details of Nielsen’s oral proposal and that Nielsen submit a written proposal reflecting the proposed price and other terms of its proposal communicated on September 12, 2013.

On September 20, 2013, Nielsen submitted a non-binding letter of intent to acquire Harris Interactive for approximately $130.6 million in equity value, which proposal assumed that Harris Interactive would maintain $15.7 million in cash and no debt and was contingent upon the satisfactory resolution of certain issues, including the treatment of Harris Interactive’s European operations. In its non-binding letter of intent, Nielsen stated it was Nielsen’s strong preference not to purchase Harris Interactive’s European operations as part of the acquisition, and accordingly the parties would explore various ways to exclude such operations from the transaction. Later on September 20, 2013, Nielsen contacted representatives of Macquarie Capital and advised them that Nielsen was not interested in acquiring Harris Interactive’s European operations as part of the proposed transaction.

On September 23, 2013, representatives of Macquarie Capital met with representatives of Nielsen in New York to discuss the terms of the proposed transaction. At this meeting the parties discussed a revised equity value of $125.4 million, which implied a price per Share of $2.06, based on the removal of any condition relating to the exclusion of Harris Interactive’s European operations, subject to certain assumptions and the resolution of other open issues. Later that same day, Macquarie Capital submitted to Nielsen a revised non-binding letter of intent on behalf of Harris Interactive.

On September 24, 2013, Nielsen sent Macquarie Capital a further revised non-binding letter of intent to acquire Harris Interactive, which retained the $2.06 price per Share and reflected an equity value of $125.4 million, assuming that Harris Interactive maintained $15.7 million in cash and no debt. The revised non-binding letter of intent contemplated a sale of Harris Interactive in its entirety, but permitted Harris Interactive to sell its European operations prior to closing and provided that the sale price from any such transaction could potentially impact the price per Share of $2.06. The non-binding indication of interest was also subject to conditions and resolution of specified issues.

On September 26, 2013, at a regularly scheduled meeting of Nielsen’s board of directors, David Calhoun, Chief Executive Officer of Nielsen, and Itzhak Fisher, Executive Vice President of Nielsen, made a presentation to Nielsen’s board regarding the proposed transaction with Harris Interactive, including an overview of Harris Interactive’s businesses, the rationale for the transaction, its material terms and the status of discussions with Harris Interactive and Nielsen’s due diligence progress to date. Following discussion, Nielsen’s board approved the transaction on such terms as Nielsen’s management deemed advisable.

Later that same day, representatives of Fried Frank held a telephonic meeting with Nielsen and its counsel to discuss the issues arising from Nielsen’s revised non-binding letter of intent received on September 24, 2013. In addition, representatives of Macquarie Capital held a telephonic meeting with representatives from Nielsen to discuss certain issues arising from Nielsen’s revised non-binding letter of intent. Later that same day, Macquarie Capital submitted to Nielsen a revised non-binding letter of intent on behalf of Harris Interactive.

On September 27, 2013, representatives of Macquarie Capital met telephonically with Nielsen to discuss certain issues related to the revised non-binding letter of intent sent to Nielsen on September 26, 2013. Later that day, Nielsen sent back a further revised non-binding letter of intent to acquire Harris Interactive, which reflected a proposed purchase price of $2.06 per Share, which price assumed that Harris Interactive would have $15.7 million of cash at closing and no debt and permitted Harris Interactive to pursue a sale or other disposition of its European operations separately from the Nielsen transaction, and was subject to certain conditions and a potential price adjustment.

On September 30, 2013, representatives of Macquarie Capital and Harris Interactive met with representatives of Nielsen in New York to discuss further the deal terms reflected in the non-binding letter of intent. Thereafter, over the next several days, representatives of Harris Interactive, Fried Frank, Macquarie Capital, Nielsen and its counsel continued to negotiate and seek to finalize the non-binding letter of intent.

On October 2, 2013, Harris Interactive and Nielsen executed the non-binding letter of intent, which reflected the parties’ understanding with respect to certain key terms of the proposed transaction, including with respect to structure, price, expected closing cash levels, conditions to closing and treatment of Harris Interactive’s European operations, among other things. In particular, the non-binding letter of intent reflected a proposed purchase price of $2.06 per Share and assumed that Harris Interactive would have $12.0 million of cash at closing (net of certain employee compensation amounts and transaction expenses) and no debt. The non-binding letter of intent also provided Nielsen with a 30-day exclusivity period.

On October 12, 2013, Fried Frank received a mark-up of the draft Merger Agreement from representatives of Simpson Thacher & Bartlett LLP (“Simpson”), Nielsen’s outside legal counsel.

On October 15, 2013, Fried Frank held a conference call with Simpson to discuss Simpson’s mark-up of the draft Merger Agreement.

On October 18, 2013, representatives from Nielsen attended meetings in New York City with Harris Interactive’s management and representatives of Macquarie Capital. During this meeting, Nielsen’s representatives received presentations by Harris Interactive’s management with respect to Harris Interactive’s business, prospects and financial performance and discussed the strategic merits of the proposed transaction. Following this meeting, representatives from Macquarie Capital held a meeting with Nielsen to discuss the status of Nielsen’s due diligence review and Harris Interactive’s closing cash levels.

On October 19, 2013, Fried Frank submitted to Simpson a mark-up of the draft Merger Agreement received from Simpson on October 12, 2013.

On October 22, 2013, Fried Frank held a conference call with Simpson to discuss the draft Merger Agreement that Fried Frank submitted to Simpson on October 19, 2013.

On October 23, 2013, Fried Frank held a conference call with Simpson to communicate Harris Interactive’s positions on the open issues with respect to the draft Merger Agreement.

On October 25, 2013, Nielsen communicated to Macquarie Capital that Nielsen only wished to proceed on the basis of a transaction that contemplated a disposition of Harris Interactive’s European operations prior to closing and that the price Nielsen would pay for Harris Interactive (without the Harris Interactive’s European operations) would be $105 million, excluding any potential increase to the price resulting from Harris Interactive’s closing cash levels and proceeds from the sale of Harris Interactive’s European operations.

On October 29, 2013, representatives from Harris Interactive and Macquarie Capital met with representatives of Nielsen to discuss deal issues.

On October 30, 2013, Nielsen and Macquarie Capital met to discuss Harris Interactive’s closing cash levels and the impact on those cash levels of various transaction-related and other expenses.

On November 1, 2013, the exclusivity period under the non-binding letter of intent between Nielsen and Harris Interactive expired.

On November 6, 2013, representatives of Harris Interactive and Macquarie Capital met with Nielsen representatives regarding Harris Interactive’s proposed new terms for a possible transaction, which included (i) a base price of $1.96 per Share for Harris Interactive’s North American operations, excluding cash, (ii) a dollar-for-dollar price increase based upon the estimated cash of such operations as of closing including any cash repatriated from Harris Interactive’s European operations prior to closing and taking into account certain anticipated closing date payments and (iii) acceleration of all restricted stock awards and stock options.

Later on November 6, 2013, a representative of Nielsen called Harris Interactive to discuss a revised proposal on terms that reflected the acquisition of the entire company and did not require the sale or disposition of Harris Interactive’s European operations. During this call, Nielsen requested that Harris Interactive provide additional diligence materials with respect to Harris Interactive’s European operations.

On the same date, representatives of Harris Interactive and Macquarie Capital contacted Nielsen to discuss the terms of the transaction and agreed on a proposed purchase price of $1.97 per Share assuming $7.5 million of cash at closing (net of certain employee compensation amounts and transaction expenses) and no debt, subject to adjustment based on closing cash levels.

On November 8, 2013, representatives of Nielsen contacted Harris Interactive to say that Nielsen needed to conduct further due diligence on Harris Interactive’s European operations to better understand such operations since Nielsen had determined it would be willing to acquire such operations rather than exclude them from the transaction. As a result of such outstanding European diligence, Nielsen informed Harris Interactive that it would not be in a position to consider signing a merger agreement until November 27. Later on November 8, Fried Frank submitted to Simpson a mark-up of the draft Merger Agreement and accompanying disclosure schedules.

On November 12, 2013, Harris Interactive held a call with Nielsen, during which both sides discussed a target date for finalizing the Merger Agreement of November 25, 2013.

During the period between November 12 and November 18, 2013, there were various calls between Harris Interactive and Nielsen to address outstanding diligence and deal term issues and on November 13, 2013, Nielsen provided a non-binding term sheet to Harris Interactive reflecting the $1.97 per share price and other terms discussed on and after November 6, 2013.

On November 14, 2013, representatives of Harris Interactive and Macquarie Capital held a call with representatives of Nielsen to discuss the proposed purchase price and closing cash levels.

On November 15, 2013, Harris Interactive submitted to Nielsen a revised non-binding term sheet reflecting $9.3 million in cash at closing (net of certain employee compensation amounts and transaction expenses), implying a revised purchase price of $2.00 per Share, subject to adjustment for the cash and cash equivalents held by Harris Interactive as of a specified pre-closing measurement date.

On the same day, Simpson submitted to Fried Frank a mark-up of the draft Merger Agreement along with a draft Tender and Support Agreement, which Nielsen required certain directors of Harris Interactive and all of their affiliated entities to enter into as a condition to Nielsen’s willingness to enter into the Merger Agreement.

On November 18, 2013, Fried Frank and Simpson held a call to discuss the mark-up of the draft Merger Agreement distributed by Simpson on November 15. From November 18 to November 20, 2013, Nielsen and Harris Interactive had diligence calls on certain assumptions relating to the term sheet delivered on November 15, 2013.

On November 19, 2013, Fried Frank and Simpson held a call to discuss the remaining open issues with the draft Merger Agreement.

On November 20, 2013 Simpson submitted to Fried Frank a mark-up of Harris Interactive’s disclosure schedules to the Merger Agreement. That evening, Fried Frank submitted to Simpson mark-ups of the draft Merger Agreement and draft form of Tender and Support Agreement.

On November 21, 2013, Fried Frank and Simpson discussed the draft Merger Agreement and the draft form of Tender and Support Agreement and other ancillary documents related to the transaction, and the two firms exchanged several drafts of the transaction documents over the next several days. Also on November 21, Nielsen raised with Harris Interactive that Nielsen would require an appraisal condition to the tender offer; specifically, that Nielsen would not be required to close the tender offer if 10% or more of Harris Interactive stockholders demanded appraisal rights. Representatives of Simpson also communicated this appraisal condition request to Fried Frank in the course of its ongoing negotiations regarding the terms of the draft Merger Agreement.

On November 23, 2013, there were several calls between Harris Interactive and Nielsen and their respective advisors regarding Nielsen’s request for an appraisal condition in the draft Merger Agreement, and after a period of negotiation, an agreement was reached to include an appraisal condition reflecting a higher threshold of 13%. Representatives of Fried Frank and Simpson continued to discuss the remaining open issues in the transaction documents and accompanying disclosure schedules and the parties exchanged drafts of the various transaction documents that day and the following day.

On the morning of November 25, 2013, the Merger Agreement and Company Disclosure Schedules were finalized and signed, and Harris Interactive subsequently released a press release announcing the execution of the Merger Agreement.

11.	The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated in this document by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Nielsen and Purchaser — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

This summary of the Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Nielsen, us and Harris Interactive or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Nielsen, us and Harris Interactive or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Nielsen, us and Harris Interactive were qualified and subject to important limitations agreed to by Nielsen, us and Harris Interactive in connection with negotiating the terms of the Merger Agreement.

In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. Stockholders are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Harris Interactive. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in schedules that were provided by a party to the Merger Agreement but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to

Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that we will, and Nielsen will cause us to, commence the Offer as promptly as practicable but in no event later than ten (10) business days after the date of the Merger Agreement, and that, subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by us of the other conditions that are described in Section 15 — “Conditions to the Offer,” we will, and Nielsen will cause us to, promptly after the Expiration Date, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer. The initial Expiration Date will be 12:00 midnight, New York City time, on January 29, 2014 (one minute after 11:59 P.M., New York City time, on January 29, 2014).

Terms and Conditions of the Offer

Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15 — “Conditions to the Offer.” The Offer conditions are for the sole benefit of Nielsen and us, and we and Nielsen expressly reserve the right to waive any of the conditions to the Offer, in whole or in part and at any time and from time to time, in the sole discretion of Nielsen and us, except that we and Nielsen will not, without the prior written consent of Harris Interactive, (i) waive or change the Minimum Condition, (ii) decrease the Offer Price (except adjustments to the Offer Price pursuant to the provisions of the Merger Agreement as described below in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Offer Price and Potential Adjustments to the Offer Price”), (iii) change the form of consideration payable in the Offer, (iv) decrease the number of Shares sought to be purchased in the Offer, (v) extend or otherwise change the Expiration Date except as otherwise provided in the Merger Agreement; (vi) impose additional conditions to the Offer or otherwise amend, modify or supplement any of the conditions to the Offer or terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares generally.

Extensions of the Offer

The Merger Agreement provides that we will, and Nielsen will cause us to:

•	extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or NASDAQ applicable to the Offer or for any period otherwise required by applicable law; and

•	if any condition to the Offer is not satisfied or waived at any scheduled Expiration Date, extend the Offer for one or (as needed) more periods of five (5) business days each (or such shorter period as Harris Interactive agrees to or such longer period as we, Nielsen and Harris Interactive may agree); provided, however, that in no event will Purchaser be required to extend the Offer to a date later than March 31, 2014 (the “End Date”).

Notwithstanding the immediately preceding bullet, if at the end of any scheduled Expiration Date (including as extended pursuant to the paragraph after the next paragraph below), all of the Offer Conditions are satisfied other than the Minimum Condition, we will, and Nielsen will cause us to, extend the Offer for an additional period of five (5) business days and if at the end of such five (5) business day period, the Minimum Condition continues to not be satisfied, we will, and Nielsen will cause us to, extend the Offer for one more period of five (5) business days; provided, however, that in no event will we be required to extend the Offer to a date later than the End Date.

Notwithstanding the foregoing, if at the end of any scheduled Expiration Date, all of the Offer Conditions are satisfied other than the Minimum Condition and a third party Acquisition Proposal (as defined below) has been publicly announced or a tender offer or exchange offer has been commenced by a third party (and in each case not withdrawn), we will, and Nielsen will cause us to, extend the Offer for one or (as needed) more periods of five (5) business days each (or such shorter period as Harris Interactive agrees to or such longer period as we, Nielsen and Harris Interactive may agree) until the earlier of (i) February 28, 2014 and (ii) five (5) business days after the date such Acquisition Proposal or tender or exchange offer has been withdrawn, after which we will not be required to extend the Offer; provided, however, that in no event will we be required to extend the Offer to a date later than the End Date.

Following the announcement of the final determination of the World Wide Cash Adjusted Amount (as described below) we will, and Nielsen will cause us to:

•	if the Offer Price will be adjusted and the date the Offer is scheduled to expire is less than ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following notice of such adjustment, extend the Offer such that the Expiration Date is ten (10) business days following such notice; and

•	if the Offer Price will not be adjusted and the date the Offer is scheduled to expire is less than five (5) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following notice that there will be no adjustment, extend the Offer such that the Expiration Date is five (5) business days following such notice.

The Offer Price and Potential Adjustments to the Offer Price

The Offer Price for each Share is $2.00 per Share, as may be adjusted upward or downward as described below, net to the seller in cash (such price, as so adjusted as set forth below, if applicable, the “Offer Price”), without interest, less any applicable withholding taxes.

The Offer Price:

•	will be increased if the World Wide Cash Adjusted Amount (as defined and determined as described below) is greater than $9,350,000, with such increase to be an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount exceeds $9,300,000 divided by (B) the number of Shares issued and outstanding as of January 9, 2014 (determined on a Fully Diluted basis (as defined below)); and

•	will be decreased if the World Wide Cash Adjusted Amount is less than $9,250,000, with such decrease to be an amount equal to the quotient (rounded to the nearest whole $0.01) of (A) the amount by which the World Wide Cash Adjusted Amount is less than $9,300,000 divided by (B) the number of Shares issued and outstanding as of January 9, 2014 (determined on a Fully Diluted basis).

For the avoidance of doubt, if the World Wide Cash Adjusted Amount is more than or equal to $9,250,000 and less than or equal to $9,350,000, the Offer Price will not be adjusted.

On January 9, 2014, Harris Interactive will deliver to Nielsen and us its calculation of (i) the Estimated World Wide Cash Amount (as defined below) and (ii) the World Wide Cash Amount Statement (as defined below), and reasonable supporting documentation of each. Harris Interactive and Nielsen are required to work in good faith to resolve any disputes regarding Harris Interactive’s calculations of the Estimated World Wide Cash Amount and World Wide Cash Amount Statement within two (2) days following the date such calculations are received by Nielsen, and in the event such agreement is reached, within such two (2) day period mutually amend (if necessary) the World Wide Cash Amount Statement originally delivered by Harris Interactive to reflect any agreed-upon changes thereto.

If Harris Interactive and Nielsen are not able to reach agreement within such two (2) day period, by January 16, 2014, Harris Interactive will deliver to Nielsen and us its calculation of (i) the Actual World Wide Cash Amount (as defined below) and (ii) the World Wide Cash Amount Statement reflecting such Actual World Wide Cash Amount, and reasonable supporting documentation for each of the foregoing. Harris Interactive and Nielsen are required to work in good faith to resolve any disputes regarding Harris Interactive’s calculation of the Actual World Wide Cash Amount and World Wide Cash Amount Statement within two (2) days following the date such calculations are received by Nielsen. Harris Interactive, within such two (2) day period will revise (if necessary) the World Wide Cash Amount Statement originally delivered by Harris Interactive to reflect any changes to the Actual World Wide Cash Amount and/or World Wide Cash Amount Statement that Harris Interactive in good faith determines appropriate (in each case taking into account any such disputes). For the avoidance of doubt, but without limiting the provisions set forth above, the final determination of the Actual World Wide Cash Amount and the World Wide Cash Adjusted Amount will be made solely by Harris Interactive in accordance with the provisions and definitions of the Merger Agreement.

Following final determination of the World Wide Cash Adjusted Amount set forth in the World Wide Cash Amount Statement (whether determined using the Estimated World Wide Cash Amount or Actual World Wide Cash Amount, as determined as set forth above), the Offer Price will be increased or decreased in the circumstances set forth above or will remain the same to the extent set forth above.

No later than 9:00 A.M., New York City time, on the business day following final determination of the World Wide Cash Adjusted Amount we will announce any adjustment of the Offer Price to the holders of the Shares or, if applicable, we will announce that the Offer Price will not be adjusted. If the Offer Price will be adjusted and the date the Offer is scheduled to expire is less than ten (10) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following notice of such adjustment, we will, and Nielsen will cause us to, extend the Offer such that the Expiration Date is ten (10) business days following such notice. If the Offer Price will not be adjusted and the date the Offer is scheduled to expire is less than five (5) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following notice that there will be no adjustment to the Offer Price, we will, and Nielsen will cause us to, extend the Offer such that the Expiration Date is five (5) business days following such notice.

The following terms are defined in the Merger Agreement:

“World Wide Cash Adjusted Amount” means an amount equal to (x) the Estimated World Wide Cash Amount (as defined below) or the Actual World Wide Cash Amount (as defined below), as determined pursuant to the procedures described above less (y) the sum of (A) all fees and expenses incurred by or on behalf of Harris Interactive or any of its subsidiaries in connection with the preparation, negotiation and execution of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement, including the fees and expenses of outside legal counsel, accountants, consultants and financial advisors retained by Harris Interactive that will be payable in connection with the transactions contemplated by the Merger Agreement, (B) the amount of the transaction bonuses to be received by certain executive officers and directors of Harris Interactive, (C) $900,000, representing the agreed amount of cash required for Harris Interactive’s European operations as set forth in the Merger Agreement, (D) the amount to be paid to certain executives of Harris Interactive in connection with the termination of their employment upon or prior to the closing of the Merger, (E) fifty percent (50%) of the estimated cash settlement amount of certain potential restricted share awards to certain employees of Harris Interactive, (F) fifty percent (50%) of the aggregate amount of the retention bonuses payable to certain employees of Harris Interactive, (G) the employer-related portion of taxes arising from payments made to certain employees of Harris Interactive and (H) to the extent not deducted in determining End of Day Cash and Cash Equivalents (as defined below), the cumulative cash proceeds Harris Interactive receives or is expected to receive as a result of the exercise of options to purchase Shares from the date the Merger Agreement was entered into until the consummation of the Offer.

The “Estimated World Wide Cash Amount” means the average of the End of Day Cash and Cash Equivalents (as defined below) calculated by (A) taking the sum of (x) the actual End of Day Cash and Cash Equivalents of Harris Interactive and its subsidiaries on each of the five (5) business days prior to January 9, 2014 and (y) the estimated (or actual if available) End of Day Cash and Cash Equivalents of Harris Interactive and its subsidiaries on January 9, 2014 and each of the four (4) business days following January 9, 2014, as reasonably forecast by Harris Interactive in good faith and consistent with past practice; provided, however, that the calculation of the Estimated World Wide Cash Amount will include one payroll amount (including the total of payroll, taxes and employee deductions for 401K and similar benefits) with respect to a payroll period in each country in North America, but will not include any payroll amount for more than one pay period for any country, and (B) dividing such sum by ten (10).

The “End of Day Cash and Cash Equivalents” means the cash and cash equivalents held in certain specified bank accounts as measured at the close of the day (as determined by the applicable bank) and evidenced by a bank verification (less issued but not cleared checks, outgoing wires and transfers that are pending and not cleared and proceeds from the exercise of Options).

The “Actual World Wide Cash Amount” means the average End of Day Cash and Cash Equivalents of Harris Interactive and its subsidiaries calculated by (A) taking the sum of the actual End of Day Cash and Cash Equivalents of Harris Interactive and its subsidiaries on each of the ten (10) business days starting on the fifth (5th) business day prior to January 9, 2014 and ending on the fourth (4th) business day after January 9, 2014, provided, however, that the calculation of Actual World Wide Cash Amount will include one payroll amount (including the total of payroll, taxes and employee deductions for 401K and similar benefits) with respect to a payroll period in each country in North America, but will not include any payroll amount for more than one pay period for any country, and (B) dividing such sum by ten (10).

The “World Wide Cash Amount Statement” means a statement setting forth the World Wide Cash Adjusted Amount based on the Estimated World Wide Cash Amount or the Actual World Wide Cash Amount, as determined pursuant to Merger Agreement as described above.

“Fully Diluted” means, without duplication, all outstanding Shares, all Shares issuable in respect of all outstanding securities convertible into or exchangeable for Shares and all Shares issuable in respect of all outstanding options and other rights to acquire Shares (including all In the Money Options (as defined below) and Restricted Shares that provide the holder with the right to acquire Shares at the closing of the Merger, but excluding any Out of the Money Options (as defined below)).

“In the Money Options” means Options that are fully vested and which have an exercise price per Option which is less than the Offer Price.

“Out of the Money Options” means Options that have an exercise price per Option which is greater than or equal to the Offer Price.

Consent to the Offer and Harris Interactive Board Recommendation

Harris Interactive gives its consent to the Offer and represents that the Harris Interactive Board, at a meeting duly called and held, has unanimously (i) authorized, approved and adopted the Merger Agreement and authorized and approved the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and all agreements and documents related thereto and contemplated thereby, (ii) determined that the Merger Agreement is advisable, fair to and in the best interests of Harris Interactive and its stockholders and (iii) resolved to recommend that Harris Interactive’s stockholders accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the “Harris Interactive Board Recommendation”).

The Merger

The Merger Agreement provides that we, Nielsen and Harris Interactive will take all necessary and appropriate action to cause the Merger to become effective as soon as possible following the consummation of the Offer, without a meeting of the stockholders in accordance with Section 251(h) of Delaware Law. Subject to the closing conditions to the Merger described below, the closing of the Merger will occur as soon as possible and in any event with two (2) business days after such conditions are satisfied or waived. At the closing, we and Harris Interactive will file a certificate of merger with the Delaware Secretary of State and such other filings or recordings as are required by Delaware Law in connection with the Merger. The Merger will become effective (the “Effective Time”) at such time as the certificate of merger is duly filed with the Delaware Secretary of State or such later time as we, Nielsen and Harris Interactive may agree and as specified in the certificate of merger. At the Effective Time, we will be merged with and into Harris Interactive in accordance with Delaware Law, whereupon our separate existence will cease and Harris Interactive will be the surviving corporation (the “Surviving Corporation”). The Surviving Corporation will possess all of the rights, powers, privileges and franchises, and be subject to all of the obligations, liabilities, restrictions and disabilities, of us and Harris Interactive.

Merger Closing Conditions. The obligations of us, Nielsen and Harris Interactive to consummate the Merger are subject to the satisfaction of each of the following conditions:

•	We have accepted for payment and paid for all Shares validly tendered and not properly withdrawn pursuant to the Offer; and

•	No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will have taken effect after the date of the Merger Agreement and still be in effect; provided that a party will not be relieved of its obligation to effect the Merger if it has not used its reasonable best efforts to consent, appeal and remove any such order, injunction or other legal restraint or prohibition.

Merger Consideration. Each Share outstanding immediately prior to the Effective Time will be converted into the right to receive an amount equal to the Offer Price in cash, without interest (the “Merger Consideration”), less any applicable withholding taxes, except for Shares then owned by Nielsen or us or held in treasury by Harris Interactive, which will be cancelled, and no payment made with respect thereto and Shares then owned by subsidiaries of Nielsen (other than us) or Harris Interactive, which Shares will be converted into shares of stock of the Surviving Corporation so that such subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned in Harris Interactive immediate prior to the Effective Time. Notwithstanding the foregoing, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance and full compliance with Delaware Law will not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws, waives or loses the right to appraisal. If after the Effective Time, such holder fails to perfect, withdraws, waives or loses the right to appraisal, such Shares will be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration.

Payment for Shares. Prior to the Effective Time, Nielsen will appoint a bank or trust company or similar entity reasonably acceptable to Harris Interactive which is authorized to exercise corporate trust or stock powers to act as exchange agent (in such capacity, the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration either certificated or uncertificated Shares. At or prior to the Effective Time, Nielsen will provide the Exchange Agent funds representing the aggregate Merger Consideration to be paid pursuant to the Merger Agreement, to be held for the benefit of holders of such Shares.

Promptly after the Effective Time, Nielsen or the Surviving Corporation will send or cause to be sent to each holder of Shares as of the Effective Time a letter of transmittal and instructions for use in such exchange. Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon (i) surrender to the Exchange Agent of a certificate representing Shares (“Certificate”) (or affidavit as described below that such Certificate has been lost, stolen or destroyed), together with a properly completed letter of transmittal, or (ii) receipt of an agent’s message by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each uncertificated Share. Interest will not be paid or accrue in respect of the consideration payable in the Merger. The amount of Merger Consideration paid to any stockholder will be reduced by any applicable withholding taxes.

If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred uncertificated Share is registered, it is a condition to such payment that (i) either such Certificate is properly endorsed or otherwise in proper form for transfer or, in the case of uncertificated Shares, that such documentation as may be reasonably requested by the Exchange Agent is provided and (ii) the person requesting such payment will pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

Any cash deposited with the Exchange Agent that is not claimed within twelve (12) months following the Effective Time will be returned to Nielsen, upon its demand, and any stockholders who have not exchanged their Shares for the Merger Consideration in accordance with the Merger Agreement will thereafter look only to the Surviving Corporation for payment of the Merger Consideration, without any interest and less any applicable withholding taxes. Notwithstanding the foregoing, neither Nielsen nor the Surviving Corporation will be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate.

Treatment of Options and Restricted Shares

Harris Interactive Options. At or immediately prior to the Acceptance Time, each Option will, without any action on the part of any holder of such Option or Harris Interactive, fully vest and become exercisable. To the extent not exercised prior to the Effective Time, upon the Effective Time each Option will be cancelled and the Surviving Corporation will pay each holder promptly after the Effective Time for each such Option an amount in cash determined by multiplying (i) the excess, if any, of the Offer Price over the applicable per Share exercise price of such Option by (ii) the number of Shares such holder could have purchased had such holder exercised such Option in full immediately prior to the Effective Time.

Harris Interactive Restricted Shares. At or immediately prior to the Acceptance Time, each Restricted Share will, without any action on the part of any holder of such Restricted Share or Harris Interactive, cease to be subject to any forfeiture or vesting conditions. At the Effective Time, each such Restricted Share will automatically be converted into, and cancelled in exchange for, the right to receive the Merger Consideration.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. The certificate of incorporation of the Surviving Corporation will be amended so as to be in the form attached to the Merger

Agreement. The bylaws of the Surviving Corporation will be amended so as to be in the form attached to the Merger Agreement. From and after the Effective Time until their successors are duly elected or appointed, (i) our directors as of the Effective Time will be the directors of the Surviving Corporation and (ii) the officers of Harris Interactive as of the Effective Time will be the officers of the Surviving Corporation.

Representations and Warranties

Harris Interactive has made customary representations and warranties to Nielsen and us with respect to, among other things:

•	its due incorporation, valid existence, good standing and qualification to do business;

•	corporate authorization, recommendation by the Harris Interactive Board and validity of the Merger Agreement;

•	required government filings, approvals and notice in connection with the transactions contemplated by the Merger Agreement;

•	non-contravention of the Merger Agreement with organizational documents of Harris Interactive and its subsidiaries, applicable laws and material contracts;

•	capitalization of Harris Interactive;

•	due organization, valid existence, good standing and qualification to do business of Harris Interactive’s subsidiaries and ownership of subsidiaries by Harris Interactive;

•	timeliness, form and accuracy of SEC filings and compliance with Sarbanes-Oxley and NASDAQ listing requirements;

•	fair presentation of financial statements;

•	accuracy of information supplied by Harris Interactive for inclusion in this Offer to Purchase, and the absence of material untrue statements or omissions in the Schedule 14D-9;

•	absence of Company Material Adverse Effect and certain other changes or events;

•	absence of undisclosed material liabilities;

•	compliance with laws and court orders;

•	absence of undisclosed material litigations, proceedings and investigations;

•	title to assets and valid leases of leased property;

•	intellectual property matters;

•	tax matters;

•	employment and employee benefits arrangements;

•	environmental matters;

•	material contracts;

•	persons entitled to finders or other fees based on Harris Interactive’s arrangements;

•	opinion of Harris Interactive’s financial advisor;

•	exemption of Offer and Merger from antitakeover statutes;

•	inapplicability of Rights Agreement to Merger Agreement and related transactions;

•	transactions with interested parties; and

•	insurance.

In the Merger Agreement, we and Nielsen have made customary representations and warranties to Harris Interactive with respect to, among other things:

•	our and Nielsen’s due incorporation, valid existence, good standing and qualification to do business;

•	corporate authorization and validity of the Merger Agreement;

•	required government filings, approvals and notices in connection with the transactions contemplated by the Merger Agreement;

•	non-contravention of the Merger Agreement with organizational documents of us and Nielsen, applicable laws and material contracts;

•	accuracy of information supplied by Nielsen and us for inclusion in the Schedule 14D-9, and the absence of material untrue statements or omissions in this Offer to Purchase;

•	persons entitled to finders or other fees based on Nielsen’s arrangements;

•	absence of material litigations, proceedings and investigations;

•	lack of ownership of Shares by Nielsen or its subsidiaries;

•	availability of funds necessary to pay for all of the Shares outstanding on the Fully Diluted basis and all related fees and expenses; and

•	we and Nielsen not being “interested stockholders” of Harris Interactive under Delaware Law.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Some of the representations and warranties in the Merger Agreement made by Harris Interactive are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a change, event, occurrence, development, circumstance or other matter will be deemed to have a “Company Material Adverse Effect” if any such change, event, occurrence, development, circumstance or other matter, individually or together with other events, occurrences, matters and circumstances, (i) has had a material adverse effect on the financial condition, business, assets or results of operations of (x) Harris Interactive and its subsidiaries, taken as a whole or (y) solely to the extent resulting in a failure of the representations and warranties made regarding absence of certain changes or events or no undisclosed material liabilities to be true, Harris Interactive’s businesses located in Europe or (ii) would materially impair or delay the ability of Harris Interactive to perform its obligations under the Merger Agreement or consummate the transactions contemplated thereunder, except that none of the following will be taken into account in determining whether there is a Company Material Adverse Effect, either alone or in combination:

•	changes in applicable law or regulation or GAAP or changes in the regulatory accounting requirements applicable to any geographic regions or industry in which Harris Interactive and its subsidiaries operate;

•	changes in the financial, credit, foreign exchange, securities or capital markets, including any disruption thereof, or general economic or political conditions in the United States or elsewhere in the world;

•	changes or conditions generally affecting the geographic regions or industry in which Harris Interactive and its subsidiaries operate;

•	national or international political conditions, any outbreak or escalation of hostilities, acts of war, sabotage, terrorism or natural disasters;

•	the announcement or pendency of the Merger Agreement or anticipated consummation of the Merger and the other transactions contemplated by the Merger Agreement (provided that this clause will not apply for purposes of the representations about non-contravention);

•	any failure by Harris Interactive and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (whether made by Harris Interactive or independent third parties) (but the underlying causes of any such failure will not be disregarded and will be taken into account);

•	a change in the market price or trading volume of the Shares (but the underlying causes of any such change will not be disregarded and will be taken into account);

•	any action taken, delayed or omitted to be taken by Harris Interactive or any of its subsidiaries that is expressly contemplated by the Merger Agreement or at the request of Nielsen or Purchaser; or

•	any proceeding (but for the avoidance of doubt not any facts underlying any such proceeding) by any of Harris Interactive’s stockholders arising out of, concerning or related to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, in each case initiated after the date of the Merger Agreement; except that the changes and conditions referenced in the first four bullets above will not be disregarded and will be taken into account in determining whether there is a Company Material Adverse Effect to the extent any such changes or conditions disproportionately impact Harris Interactive and/or its subsidiaries as compared to other participants in the industry in which they operate.

Conduct of Business of Harris Interactive

The Merger Agreement provides that, except (i) as expressly required or permitted by the Merger Agreement or (ii) as consented to in writing by Nielsen (such consent not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the Acceptance Time, Harris Interactive will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its business organizations and relationships with third parties and (ii) keep available the services of its present officers and key employees (provided that Harris Interactive will not be obligated to increase the compensation of, or make any other payments to, such officers and key employees).

In addition, during the same period, except (x) as required by applicable law or required or otherwise contemplated or permitted by the Merger Agreement or (y) with the written consent of Nielsen (not to be unreasonably withheld, conditioned or delayed), Harris Interactive will not and will cause its subsidiaries not to:

•	modify or amend any of the organizational documents of Harris Interactive or any of its subsidiaries;

•	issue any Shares or other voting securities, equity securities or ownership interests in Harris Interactive or any of its subsidiaries;

•	split, combine, redeem or reclassify, or purchase or otherwise acquire, any Shares or other equity securities of Harris Interactive or any of its subsidiaries;

•	declare or pay any cash or non-cash dividend or make any cash or non-cash distribution in respect of any Shares;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Harris Interactive or its subsidiaries;

•	file or cause to be filed any material amended tax return with respect to Harris Interactive or any of its subsidiaries or take other actions with respect to certain tax matters;

•	change its accounting policies or procedures except to the extent required to conform with changes in GAAP;

•	change its fiscal year;

•	acquire by any means any business or any corporation, partnership, joint venture, association or other business organization or any assets that are material, individually or in the aggregate, to Harris Interactive and its subsidiaries;

•	sell, transfer, abandon, allow to lapse or expire, lease, license, sell and lease back, mortgage or otherwise dispose of or subject to any lien any material properties, rights or assets;

•	incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire debt securities of Harris Interactive, or assume, guarantee or endorse the obligations or indebtedness of any other person;

•	other than in the ordinary course of business consistent with past practice, and without the intent of adjusting the End of Day Cash and Cash Equivalents, pre-pay any long-term debt or accelerate or delay any payments or the collection of payments due to Harris Interactive or any of its subsidiaries;

•	make any loans or investments in any other person, subject to certain exceptions;

•	make or commit to make any capital expenditure or expenditures in excess of $150,000 in the aggregate;

•	(A) amend, enter into or modify any material contract (other than renewal of contracts that have otherwise expired pursuant to their terms in the ordinary course of business consistent with past practice), or waive, release or assign any material rights or claims under any material contract, other than amending, entering into or modifying any master services agreements that are terminable for convenience or (B) cancel or terminate any material contract;

•	pay, discharge, settle or satisfy any action, litigation, investigation, claim or arbitration; except in each case for any such settlement that is solely for monetary relief in an amount with an out-of-pocket cost to Harris Interactive of less than $150,000 individually;

•	increase the compensation or benefits of any present or former officers, directors or employees of Harris Interactive or its subsidiaries (subject to certain exceptions);

•	grant any equity or equity-based compensation;

•	permit participants in the ESPP to increase their elections as to the amount of compensation withheld to purchase Shares under the ESPP or establish or commence any new offering periods under the ESPP;

•	communicate with employees of Harris Interactive or any of its subsidiaries regarding the compensation, benefits or other treatment they will receive in connection with any of the transactions contemplated under the Merger Agreement or following the Effective Time, subject to certain exceptions;

•	repatriate any cash held outside the United States; or

•	authorize, agree, resolve or consent to any of the foregoing.

Access to Information

Subject to applicable law and the Confidentiality Agreement, dated as of June 28, 2013, by and between Harris Interactive and The Nielsen Company (US) LLC (the “Confidentiality Agreement”) (as described in Section 11 — “The Merger Agreement; Other Agreements — The Confidentiality Agreement”), Harris Interactive will give Nielsen and its representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, managers, books and records of Harris Interactive and its subsidiaries, and copies of financial and operating data and other information reasonably requested and will instruct its representatives (and those of its subsidiaries) to cooperate with Nielsen as provided by the Merger Agreement.

No Solicitation

Between the date of the Merger Agreement and the earlier of the Acceptance Time and the date of termination of the Merger Agreement, Harris Interactive and its subsidiaries (and its and their directors and officers) will not (and Harris Interactive will use its reasonable best efforts to cause its or any of its subsidiaries’ other representatives not to), directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below), or any offer or inquiry that could reasonably be expected to result in an Acquisition Proposal;

•	enter into, continue or participate in any discussions or negotiations with, furnish any information relating to Harris Interactive or any of its subsidiaries or afford access to the business, properties, assets, books or records of Harris Interactive or any of its subsidiaries to any third party with respect to inquiries regarding, or the making of or otherwise relating to, an Acquisition Proposal;

•	fail to make, withdraw, modify or amend in a manner adverse to Nielsen the Company Board Recommendation (or approve, recommend or otherwise declare advisable (or agree or publicly propose to approve, recommend or declare advisable) an Acquisition Proposal) (any of the foregoing, an “Adverse Recommendation Change”);

•	terminate, amend, modify, grant any waiver, release or consent under or fail to enforce the Rights Agreement (other than the amendment entered into in connection with the entry into the Merger Agreement) or any standstill, confidentiality or similar agreement involving Harris Interactive and its securities, other than, in the case of any standstill, confidentiality or similar agreement involving Harris Interactive and its securities, to allow any third party to such agreement to make an Acquisition Proposal to Harris Interactive that is not publicly disclosed by such third party and is not directly made to Harris Interactive’s stockholders;

•	approve, adopt, recommend or enter into (x) any merger agreement, acquisition agreement or other similar definitive agreement (an “Alternative Acquisition Agreement”) or (y) any agreement in principle, letter of intent, term sheet, option agreement or other agreement or instrument relating to (or that contemplates or that would reasonably be expected to lead to) an Acquisition Proposal (other than a confidentiality agreement with a third party to whom Harris Interactive is permitted to provide information in accordance with the three bullets below); or

•	resolve, publicly propose or agree to do any of the foregoing.

Response to Acquisition Proposals and Adverse Change Recommendation

However, prior to the Acceptance Time,

•

Harris Interactive, directly or indirectly through its representatives, may (x) in response to a bona fide, unsolicited written Acquisition Proposal that the Harris Interactive Board in good faith reasonably believes, after consultation with its outside legal counsel and financial advisors, constitutes (or could be reasonably likely to lead to) a Superior Proposal (as defined below), engage in negotiations or discussions with any third party and its representatives or financing sources that has been made after the date of the Merger Agreement and (y) furnish to such third party or its representatives or its financing sources non-public information relating to Harris Interactive or any of its subsidiaries pursuant to a confidentiality agreement (a copy of which will be provided for informational purposes only to Nielsen) with such third party with terms no less favorable in the aggregate to Harris Interactive than those contained in the Confidentiality Agreement (which will include a standstill no less restrictive than the standstill in the Confidentiality Agreement that was in effect prior to the execution and delivery of the Merger Agreement, except that it may allow such third party to make an Acquisition Proposal to Harris Interactive that is not publicly disclosed by such third party and is not directly made to Harris Interactive’s stockholders); provided all such information provided or made available to such third party (or its representatives or financing sources) (to the extent that such information has not been previously provided or made available to Nielsen) is provided or made available to Nielsen prior to or substantially concurrently with the time it is provided or made available to such third party (or its representatives or financing sources). In each case referred to above, the Harris Interactive Board may take such action only if the Harris Interactive Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action could be reasonably likely to result in a breach of its fiduciary duties under Delaware Law;

•	the Harris Interactive Board may make an Adverse Recommendation Change solely pursuant to and in compliance with the provisions described in the paragraphs immediately below; and

•	Harris Interactive may terminate the Merger Agreement to enter into an Alternative Acquisition Agreement solely pursuant to and in compliance with the match rights described below and the termination provisions described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination of the Merger Agreement.”

The Harris Interactive Board is not permitted to take any of the actions referred to in the three bullets above unless Harris Interactive has delivered to Nielsen a prior written notice advising Nielsen that it intends to take such action. In addition, Harris Interactive will notify Nielsen promptly (but in no event later than 36 hours) after receipt by Harris Interactive (or any of its representatives) of any Acquisition Proposal, including the identity of the person making such Acquisition Proposal, and a copy of such Acquisition Proposal, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a description of the material terms and conditions of such Acquisition Proposal), including any modifications thereof, and keep Nielsen reasonably informed as to the status (including changes to the material terms) of such Acquisition Proposal. Harris Interactive will also notify Nielsen promptly (but in no event later than 36 hours) after receipt by Harris Interactive of any request for non-public information relating to Harris Interactive or any of its subsidiaries or for access to the business, properties, assets, books or records of Harris Interactive or any of its subsidiaries by any third party that has informed Harris Interactive that it is considering making, or has made, an Acquisition Proposal (with Harris Interactive to promptly provide Nielsen a copy of such request). Harris Interactive and its subsidiaries are not party to and will not enter into any contract that prohibits Harris Interactive from providing such information to Nielsen.

At any time prior to the Acceptance Time, following compliance with the match right described below, the Harris Interactive Board may:

•	effect an Adverse Recommendation Change in response to an Intervening Event if and only if the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel and taking into account any offers to adjust the terms of the Merger Agreement made by Nielsen pursuant to its match right as described in the paragraph below, that the failure to take such action could be reasonably likely to result in a breach of its fiduciary duties under Delaware Law; and

•

effect an Adverse Recommendation Change to recommend or approve an Acquisition Proposal and/or cause Harris Interactive to terminate the Merger Agreement in compliance with the termination provisions described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination of the Merger Agreement” to enter into an Alternative Acquisition Agreement if and only if (A) a bona fide, unsolicited written Acquisition Proposal is made to Harris Interactive after the date hereof, which has not been withdrawn and did not result from or arise as a result of a breach of the provisions described above, (B) the Harris Interactive Board determines in good faith, after consultation with its financial advisors and outside legal counsel and taking into account any offers to adjust the terms of the Merger Agreement made by Nielsen pursuant to its match right described below, that such Acquisition Proposal constitutes a Superior Proposal and (C) the Harris Interactive Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could be reasonably likely to result in a breach of its fiduciary duties under Delaware Law

Match Right

Notwithstanding anything to the contrary contained in the Merger Agreement, the Harris Interactive Board is not entitled to make an Adverse Recommendation Change or to cause Harris Interactive to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement unless the non-solicitation, notice and other provisions described above have been complied with in all material respects and Harris Interactive promptly notifies Nielsen, in writing, at least five (5) days before taking such action (the “Notice Period”), of its intention to do so, which notification (x) in respect of an Intervening Event, describes such Intervening Event and the reasons for the proposed Adverse Recommendation Change (a “Notice of Intervening Event”) or (y) in respect of a Superior Proposal, has attached the most current version of any proposed agreement or, if there is no proposed agreement, a detailed summary of the material terms of any such proposal and the identity of the offeror) (a “Notice of Superior Proposal”), and

•	after delivery of a Notice of Intervening Event: during such Notice Period, Harris Interactive is required to (and is required to cause its representatives to) engage in good faith negotiations with Nielsen (to the extent Nielsen wishes to negotiate) regarding changes to the terms and conditions of the Merger Agreement such that failing to make an Adverse Recommendation Change could not be reasonably likely to result in a breach of the Harris Interactive Board’s fiduciary duties under Delaware Law; any material change to the Intervening Event requires Harris Interactive to issue a new Notice of Intervening Event (with a new Notice Period) and Harris Interactive again is required to comply with the requirements of this clause; or

•	after delivery of a Notice of Superior Proposal: during the Notice Period, Harris Interactive is required to (and is required to cause its representatives to) engage in good faith negotiations with Nielsen (to the extent Nielsen wishes to negotiate) regarding such changes to the terms and conditions of the Merger Agreement such that the Acquisition Proposal that was determined to constitute a Superior Proposal may no longer be reasonably considered a Superior Proposal; any amendment to the financial terms or other material terms of such Superior Proposal requires a new Notice of Superior Proposal (and a new Notice Period) and Harris Interactive is required again to comply with the requirements of this clause.

The following terms are defined in the Merger Agreement:

“Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any third-party inquiry, offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Harris Interactive and its subsidiaries or 20% or more of any class of equity or voting securities (or securities convertible into equity or voting securities) of Harris Interactive or any of its subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities (or securities convertible into equity or voting securities) of Harris Interactive or any of its subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all the assets, reorganization, recapitalization, joint venture, liquidation, dissolution or other similar transaction involving Harris Interactive or any of its subsidiaries, in each case pursuant to which any person would, directly or indirectly, own 20% or more of the consolidated assets of Harris Interactive and its subsidiaries or 20% or more of any class of equity or voting securities (or securities convertible into equity or voting securities) of Harris Interactive or any of its subsidiaries.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal made after the date hereof and that did not result from or arise as a result of a breach of the non-solicit obligations described above (provided that, for the purposes of this definition, references to “20%” in the definition of Acquisition Proposal are replaced with references to “50%”) that the Harris Interactive Board determines in good faith by a majority vote, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, would result in a transaction more favorable, from a financial point of view to Harris Interactive’s stockholders than as provided under the Merger Agreement, after giving effect to any changes to the terms of the Merger Agreement proposed by Nielsen in response to such offer or otherwise and taking into account all financial, regulatory, legal and other aspects of such proposal, as the Harris Interactive Board determines in good faith to be relevant.

“Intervening Event” means a material event, occurrence, development, circumstance or other matter that materially alters the financial condition or prospects of Harris Interactive and was not known to Harris Interactive or the Harris Interactive Board on the date of the Merger Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by Harris Interactive or the Harris Interactive Board as of that date) and becomes known to the Harris Interactive Board prior to the Acceptance Time; provided, however, that in no event will the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

Obligation of Harris Interactive to Terminate Existing Discussions

Harris Interactive and its subsidiaries (and its and their officers and directors) (i) will, and will use their reasonable best efforts to cause their other representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its representatives and its financing sources conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal, (ii) will request the prompt return or destruction of all confidential information previously furnished in connection therewith (and have such third party (and its representatives and financing sources) certify such return or destruction to the extent required under the applicable confidentiality agreement) and (iii) will terminate all access of such persons to any electronic or other data room containing information about Harris Interactive.

Compensation Arrangements

Harris Interactive (acting through the Compensation Committee of the Harris Interactive Board or its independent directors, to the extent required under applicable law) will take necessary steps to cause each Company Benefit Arrangement (as defined in the Merger Agreement) that is amended, modified or supplemented, or pursuant to which consideration is or will be paid, to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Credit Agreement and Debenture

At least one business day prior to the Effective Time, Harris Interactive is required to deliver to Nielsen a copy of an executed payoff letter in customary form in connection with respect to Harris Interactive’s credit agreement and debenture which payoff letter will state that the credit agreement and debenture will be terminated, and all liens thereunder will be released, in each case as of the Effective Time.

Consents

Harris Interactive and its subsidiaries are required to, and are required to cause their representatives to, use commercially reasonable efforts to procure prior to the Acceptance Time such written consents as may be reasonably requested by Nielsen in connection with the transactions contemplated by the Merger Agreement, in form and substance reasonably acceptable to Nielsen. However, neither Harris Interactive nor any of its subsidiaries are required to (i) pay any consent or similar fees or payments or (ii) agree to any materially adverse contractual provisions, in each case, to obtain consents under any contract unless such action is conditioned upon the consummation of the Offer.

Indemnification and Insurance

Nielsen will cause the Surviving Corporation to, and the Surviving Corporation will, do the following:

•	For six years from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of Harris Interactive (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable law or provided under Harris Interactive’s certificate of incorporation and bylaws in effect on the date of the Merger Agreement, subject to any limitation imposed from time to time under applicable law.

•	For six years from and after the Effective Time, Nielsen will cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement.

•	Prior to the Effective Time, Harris Interactive will or, if Harris Interactive is unable to, Nielsen will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Harris Interactive’s existing directors’ and officers’ insurance policies and Harris Interactive’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as Harris Interactive’s current insurance carrier with respect to D&O Insurance and with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under Harris Interactive’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Harris Interactive or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions or actions contemplated thereby); provided that Harris Interactive will give Nielsen a reasonable opportunity to participate in the selection of such tail policy and Harris Interactive will give reasonable and good faith consideration to any comments made by Nielsen with respect thereto.

•

If Harris Interactive or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation will, and Nielsen will cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with Harris Interactive’s current insurance carrier or with an insurance carrier with the same or better credit rating as Harris Interactive’s current insurance carrier with respect to D&O Insurance and with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under Harris Interactive’s existing policies as of the date of the Merger Agreement, or the Surviving Corporation will purchase from Harris Interactive’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Harris Interactive current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than as provided in Harris Interactive’s existing policies as of the date of the Merger Agreement; provided that in no event will Nielsen or the Surviving Corporation be required to expend and in no event will Harris Interactive spend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual amount the Harris Interactive paid in its last full fiscal year; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

Employee Matters

From the Effective Time to December 31, 2014, Nielsen will provide to those individuals who are employed with Harris Interactive or any of its subsidiaries as of the closing and for such period of time, if any, as applicable thereafter (each, a “Continuing Employee”) (i) an annual rate of base salary (or hourly wage), and annual cash, performance-based incentive compensation opportunity that is no less favorable in the aggregate to each such Continuing Employee than the aggregate annual rate of base salary (or hourly wage) and an annual cash, performance-based incentive compensation opportunity (excluding, for the avoidance of doubt, any retention bonus compensation) provided to such Continuing Employee as of immediately prior to the Effective Time; and (ii) employee benefits that, taken as a whole, are no less favorable in the aggregate than those employee benefits provided to similarly situated employees of Nielsen and its affiliates (other than such benefits provided under any equity-based plans of Nielsen or its affiliates) as in effect immediately prior to the Effective Time.

Nielsen will provide credit for each Continuing Employee’s length of service with Harris Interactive and its subsidiaries for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under each plan, program, policy or arrangement of Nielsen and its affiliates that such employees may be eligible to participate in after the Effective Time to the same extent that such service was recognized under a similar plan, program, policy or arrangement of Harris Interactive or its subsidiaries as of closing; provided that such prior service credit will not be required (i) to the extent that it results in a duplication of benefits for the same period of service, (ii) for benefit accrual purposes under any defined benefit pension plan or (iii) for any newly established plan, program, policy or arrangement by Nielsen or any of its affiliates, for which similarly situated employees of Nielsen or the applicable affiliate do not receive past service credit. The Merger Agreement also contains customary provisions regarding the waiver of preexisting conditions and other limitations.

The provisions described above only apply with respect to Continuing Employees who are covered under benefit arrangements that are maintained primarily for the benefit of Continuing Employees employed in the United States (and Continuing Employees regularly employed outside the United States to the extent that they participate in such benefit arrangements). With respect to Continuing Employees not described in the preceding sentence, Nielsen will, and will cause its subsidiaries to, comply with all applicable laws relating to Continuing Employees and employee benefit matters applicable to such employees.

Efforts to Close the Transaction

Harris Interactive and Nielsen are required to each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement, including taking specified actions in connection with the pursuit of required regulatory approvals.

Neither Nielsen or Harris Interactive will extend any waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amendment (“HSR Act”) or enter into any agreement with the United States Federal Trade Commission (“FTC”) or the Antitrust Division of the United States Department of Justice (“Antitrust Division”) not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other. Nielsen is required to offer to take (and if such offer is accepted, commit to take) with respect to itself and Harris Interactive all actions necessary to avoid or eliminate impediments under any antitrust law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other governmental authority with respect to the Merger so as to enable the consummation thereof as promptly as reasonably practicable; provided in no event is Nielsen required to (i) agree to, commit to, or effect, by consent decree, hold separate order, or otherwise, the sale, divesture, disposition, license of, or (ii) otherwise take or commit to take any action that limits its or Harris Interactive’s freedom of action with respect to, or its ability to retain, any assets, properties, businesses, products, product lines, rights or services of Nielsen, Harris Interactive or any of their subsidiaries or any interest or interests therein. In addition, Nielsen will not be required to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain, prevent, or delay the closing prior to the consummation of the transactions contemplated by the Merger Agreement.

Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to public announcements, notices among the parties, securityholder litigation, matters with respect to Section 16 of the Exchange Act, applicability of takeover statutes, and the rules and regulations thereunder and stock exchange delisting and deregistration.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

•	by mutual written agreement of Harris Interactive and Nielsen;

•	by either Nielsen or Harris Interactive if:

•	the Acceptance Time has not occurred on or before the End Date; provided that this termination right will not be available to any party that materially breached any provision of the Merger Agreement and such breach will have been the principal cause of the failure of the Offer to be consummated by such time (such termination, an “End Date Termination”);

•	there is any applicable law, regulation or order that prohibits Purchaser from consummating the Offer or Harris Interactive, Nielsen or Purchaser from consummating the Merger and such prohibition has become final and nonappealable; provided that this termination right will not be available to any party that materially breached any provision of the Merger Agreement and such breach was the principal cause of such prohibition; or

•	the Offer has expired (and not been extended) without the Acceptance Time having occurred; provided that this termination right will not be available to any party that materially breached any provision of the Merger Agreement and such breach was the principal cause of the Acceptance Time to have occurred (such termination, an “Offer Expiration Termination”);

•	by Nielsen, if, prior to the Acceptance Time,

•	an Adverse Recommendation Change has occurred (such termination, an “Adverse Recommendation Change Termination”);

•	Harris Interactive has failed to publicly reconfirm, after an Acquisition Proposal has been publicly announced, the Company Board Recommendation within the earlier of (x) ten business days from the date that Nielsen requests that Harris Interactive provide such reconfirmation and (y) one business day before the expiration date of the Offer (the “Response Period”); provided, however, that it will not be considered a failure to publicly reconfirm solely because Harris Interactive stipulated in such press release or other public announcement, in addition to its reconfirmation, that such Acquisition Proposal remains under consideration by Harris Interactive Board (such termination an “Announced Acquisition Proposal Termination”); or

•	any tender offer or exchange offer is commenced by any third party with respect to any outstanding Shares, and the Harris Interactive Board has not recommended that Harris

Interactive’s stockholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within ten (10) business days after commencement, unless Harris Interactive has issued a press release that expressly reaffirms the Company Board Recommendation within the Response Period; provided, however, that it will not be considered a failure to publicly reconfirm solely because Harris Interactive stipulated in such press release or other public announcement, in addition to its reconfirmation, that such tender offer or exchange offer remains under consideration by the Harris Interactive Board (such termination an “Third Party Tender Offer Termination”);

•	by Harris Interactive in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if and only if (i) the Harris Interactive Board authorizes Harris Interactive, subject to complying with the terms of the Merger Agreement, to enter into a binding definitive Alternative Acquisition Agreement providing for a Superior Proposal, (ii) Harris Interactive prior to or concurrently with such termination pays Nielsen in immediately available funds the Termination Fee (as defined below) and (iii) Harris Interactive enters into such Alternative Acquisition Agreement substantially concurrently with such termination (such termination, an “Alternative Acquisition Agreement Termination”);

•	by Nielsen, if Harris Interactive breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement such that the conditions to the Offer are not satisfied, which breach or failure to perform is incapable of being cured by Harris Interactive by the End Date (such termination, a “Company Breach Termination”);

•	by Harris Interactive, if Nielsen or Purchaser breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement which breach or failure gives rise to any event, circumstance or effect that (a) materially impairs the ability of Nielsen or Purchaser to perform its obligations under the Merger Agreement or (b) materially delays the ability of Nielsen or Purchaser to consummate the transactions contemplated by the Merger Agreement, which breach or failure to perform is incapable of being cured by Nielsen or Purchaser by the End Date;

Effects of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be void and of no effect without liability to us, Nielsen or Harris Interactive (or of any stockholder, director, officer, employee, agent, consultant or representative of the foregoing) to any party to the Merger Agreement; provided that if such termination results from a Willful Breach (as defined below) by us, Nielsen or Harris Interactive of the Merger Agreement or fraud, no such termination will relieve such party from such liability. A “Willful Breach” means a material breach that is a consequence of an act undertaken, or a failure to act, which the breaching party knew, or reasonably should have known, would, or would reasonably be expected to, result in a breach of the Merger Agreement. Certain designated provisions of the Merger Agreement survive its termination, including public announcements, the effect of termination, expenses and termination fee, governing law, jurisdiction of any disputes and waiver of jury trial.

Termination Fees

Harris Interactive has agreed to pay Nielsen a termination fee of $3.7 million (the “Termination Fee”) as follows:

•	if the Merger Agreement is terminated by Nielsen for an Adverse Recommendation Change Termination or by Harris Interactive for an Alternative Acquisition Agreement Termination, then Harris Interactive will pay Nielsen the Termination Fee, in the case of a termination by Nielsen, within two Business Days after such termination and, in the case of a termination by Harris Interactive, at the time of such termination; or

•	if (A) the Merger Agreement is terminated by an End Date Termination, Offer Expiration Termination, Announced Acquisition Proposal Termination, Third Party Tender Offer Termination or a Company Breach Termination and all conditions to the purchase of Shares pursuant to the Offer other than the Minimum Tender Condition have been satisfied or waived, (B) prior to such termination, an Acquisition Proposal (with 50% being substituted for references to 20% in the definition of Acquisition Proposal) had been made (other than by Nielsen or its affiliates) and (C) within twelve months following the date of such termination, Harris Interactive has entered into a definitive agreement with respect to or recommended to its stockholders any Acquisition Proposal, or any Acquisition Proposal has been consummated, in which case, the Termination Fee will be payable within two business days after such event or consummation.

Specific Performance

We, Nielsen and Harris Interactive are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the terms and provisions thereof in addition to any other remedy to which they are entitled, at law or in equity.

Fees and Expenses

Except as provided in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination Fees” all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses.

Governing Law

The Merger Agreement is governed by Delaware law.

Conditions the Offer

See Section 15 — “Conditions to the Offer.”

Other Agreements

Tender and Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, on November 25, 2013, Al Angrisani, President and Chief Executive Officer of Harris Interactive, Howard Shecter, Chairman of the Harris Interactive Board, and Steven L. Fingerhood, Lead Independent Director on the Harris Interactive Board (along with entities affiliated with Mr. Fingerhood), who collectively own approximately 11.6% of the outstanding Shares, have each entered into a tender and support agreement with Nielsen and us (collectively, the “Tender and Support Agreements”). Pursuant to the Tender and Support Agreements, such stockholders have agreed, subject to the terms and conditions set forth therein, among other things, to tender or cause to be tendered (and not withdraw) all of their Shares into the Offer.

The Tender and Support Agreements terminate upon the earlier of (i) termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the first business day following the End Date, (iv) the entry into any amendment to the Merger Agreement or any waiver of Harris Interactive’s rights under the Merger Agreement, in each case, that results in a decrease in the Offer Price or Merger Consideration (each as defined in the Merger Agreement), except to the extent such reduction is in accordance with any adjustment to the Offer Price contemplated by the Merger Agreement, (v) the termination or withdrawal of the Offer by Nielsen or us and (vi) the expiration of the Offer without our having accepted for payment validly tendered Shares.

This summary description of the Tender and Support Agreements is qualified in its entirety by reference to such Tender and Support Agreements, which Nielsen has filed as Exhibits (d)(3), (d)(4) and (d)(5) to the Schedule TO.

Confidentiality Agreement

Under the Confidentiality Agreement, any non-public information regarding Harris Interactive or any of its subsidiaries or affiliates furnished to The Nielsen Company (US), LLC or its representatives would, for a period of three years from the date of the Confidentiality Agreement, be used solely for the purpose of evaluating a possible transaction involving Harris Interactive and kept confidential, except as provided in the Confidentiality Agreement. The Confidentiality Agreement also includes a standstill provision that, subject to certain exceptions, prohibits certain actions involving or with respect to Harris Interactive for a period ending eighteen (18) months after the date of the Confidentiality Agreement.

This description of the Confidentiality Agreement is qualified in its entirety by reference to such Confidentiality Agreement, which Nielsen has filed as Exhibit (d)(5) to the Schedule TO.

12.	Purpose of the Offer; Plans for Harris Interactive.

Purpose of the Offer

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and following the Merger, the entire equity interest in, Harris Interactive while allowing Harris Interactive’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares into the Offer. The Merger will be governed by Section 251(h) of Delaware Law. Accordingly, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we, Nielsen and Harris Interactive have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as possible following the consummation of the Offer, without a meeting of stockholders of Harris Interactive in accordance with Section 251(h) of Delaware Law.

Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in Harris Interactive and will no longer participate in the future growth of Harris Interactive. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in Harris Interactive and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Delaware Law.

Plans for Harris Interactive

The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, following the consummation of the Offer we will be merged with and into Harris Interactive and that, following the Merger and until thereafter amended, the certificate of incorporation of Harris Interactive will be the certificate of incorporation of the Surviving Corporation (as amended so as to be in the form attached to the Merger Agreement) and the bylaws of Harris Interactive will be the bylaws of the Surviving Corporation (as amended so as to be in the form attached to the Merger Agreement). From and after the Effective Time until their successors are duly elected or appointed, (i) our directors as of the Effective Time will be the directors of the Surviving Corporation and (ii) the officers of Harris Interactive as of the Effective Time will be the officers of the Surviving Corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.”

We will continue to evaluate the businesses and operations of Harris Interactive during the pendency of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing.

Thereafter, we intend to review such information as part of a comprehensive review of Harris Interactive’s businesses, operations, capitalization and management with a view to optimizing development of Harris Interactive’s potential in conjunction with Nielsen’s existing businesses. Plans may change based on further analysis including changes in Harris Interactive’s businesses, corporate structure, charter, bylaws, capitalization, board of directors, management, officers, indebtedness or dividend policy, although, except as disclosed in this Offer to Purchase, we and Nielsen have no current plans with respect to any of such matters.

Except as described above or elsewhere in this Offer to Purchase, neither we nor Nielsen has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Harris Interactive or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Harris Interactive or any of its subsidiaries, (iii) any material change in Harris Interactive’s present dividend rate or policy or indebtedness or capitalization, (iv) any change in the Harris Interactive Board or management of Harris Interactive, (v) any other material change in Harris Interactive’s corporate structure or business, (vi) any class of equity securities of Harris Interactive being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of Harris Interactive becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.	Certain Effects of the Offer.

Because the Merger will be governed by Section 251(h) of Delaware Law, no stockholder vote will be required to consummate the Merger. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we, Nielsen and Harris Interactive have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as possible following the consummation of the Offer. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Nielsen and its affiliates. Neither Nielsen nor its affiliates can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on NASDAQ. According to the published NASDAQ guidelines, NASDAQ would consider delisting the Shares if, among other things, the total number of holders of Shares falls below 400 or the number of publicly held Shares (as determined pursuant to NASDAQ rules) falls below 750,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of NASDAQ for continued listing and such listing is discontinued, the market for Shares could be adversely affected.

If NASDAQ were to delist the Shares, it is possible that Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below), and other factors. Trading in Shares will cease upon the Effective Time if trading has not ceased earlier as discussed above.

Exchange Act Registration

The Shares are currently registered under the Exchange Act. As a result, Harris Interactive currently files periodic reports on account of the Shares. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of Harris Interactive to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would, assuming there are no other remaining public reporting obligations applicable to Harris Interactive, substantially reduce the information that Harris Interactive must furnish to holders of the Shares and to the SEC and would make certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Harris Interactive. Furthermore, the ability of Harris Interactive’s affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated.

Margin Regulations

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral, subject to certain limitations. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.	Dividends and Distributions.

As discussed in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Harris Interactive,” the Merger Agreement provides that, from the date of the Merger Agreement to the Acceptance Time, without the prior written approval of Nielsen, Harris Interactive will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares.

15.	Conditions to the Offer.

Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be obligated to pay for any Shares if prior to the Expiration Date (and with respect to the fourth through sixth bullets below, at any time on or after the date of the Merger Agreement):

•	there have not been validly tendered (not including as tendered Shares tendered pursuant to guaranteed delivery procedures and not actually delivered) in accordance with the terms of the Offer, and not withdrawn, that number of Shares that, together with the Shares then owned by Nielsen and/or Purchaser (if any), represent at least a majority of the Shares outstanding on a Fully Diluted basis (the “Minimum Condition”);

•	holders of Shares representing 13% or more of the outstanding Shares have demanded (and not withdrawn) appraisal under Section 262 of Delaware Law for such Shares (the “Appraisal Condition”);

•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated (the “HSR Condition”);

•	there is any applicable law, regulation or order (including any temporary restraining order or preliminary or permanent injunction) restraining, prohibiting or otherwise making illegal the consummation of the Offer or the Merger;

•	(i) any of the representations and warranties of Harris Interactive concerning corporate existence and power, corporate authorization, capitalization (other than the representation and warranty regarding the number of Shares, Restricted Shares and Options authorized and outstanding), finder’s fees, the opinion of its financial advisor, antitakeover statutes and the rights agreement in the Merger Agreement (or in any certificate or other writing delivered by Harris Interactive to the extent relating to such representations and warranties) shall not be true in all material respects (or with respect to the representation regarding no Company Material Adverse Effect, all respects) at and as of the date of the Merger Agreement and at and as of the time immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), (ii) any of the representations and warranties of Harris Interactive regarding the number of Shares, Restricted Shares and Options authorized and outstanding (or in any certificate or other writing delivered by Harris Interactive to the extent relating to such representations and warranties) shall not be true in all but de minimus respects at and as of the date of the Merger Agreement and at and as of the time immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) and (iii) any of the representations and warranties of Harris Interactive contained in the Merger Agreement, other than those referenced in clause (i) and (ii) above, or in any certificate or other writing delivered by Harris Interactive to the extent relating to such representations and warranties, disregarding all materiality and Company Material Adverse Effect qualifications contained therein shall not be true at and as of the date of the Merger Agreement and at and as of the time immediately prior to the expiration of the Offer as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	Harris Interactive has breached or failed to perform in all material respects any of its obligations under the Merger Agreement and such breach or failure remains uncured on the Expiration Date;

•	Harris Interactive has failed to deliver to Nielsen a certificate signed by an executive offer of Harris Interactive dated as of the Expiration Date certifying that the conditions stated in the preceding two bullets have been satisfied;

•	there has occurred a Company Material Adverse Effect or any change, event, occurrence, circumstance, development or other matter that is, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect; or

•	the Merger Agreement has been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Nielsen and us and may be waived by Nielsen and us, in whole or in part at any time and from time to time, in the sole discretion of Nielsen and us; provided that the Minimum Condition may be waived by Nielsen and us only with the prior written consent of Harris Interactive, which may be granted or withheld in Harris Interactive’s sole discretion. The failure by Nielsen or us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16.	Adjustments to Prevent Dilution.

In the event that, notwithstanding Harris Interactive’s covenant to the contrary (See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Harris Interactive”), between the date of the Merger Agreement and the Effective Time, the outstanding Shares have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase Shares granted under Harris Interactive’s stock option or compensation plans or arrangements), the Offer Price, the Merger Consideration and any other amounts payable pursuant to the Merger Agreement will be appropriately adjusted.

17.	Certain Legal Matters; Regulatory Approvals.

General

Based on our and Nielsen’s review of publicly available filings by Harris Interactive with the SEC and other information regarding Harris Interactive, we are not aware of any governmental license or regulatory permit that appears to be material to Harris Interactive’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Harris Interactive’s business, or certain parts of Harris Interactive’s business might not have to be disposed of, any of which may give us the right to not accept for payment and pay for Shares in the Offer. See Section 15 — “Conditions to the Offer.”

Litigation

On December 9, 2013, a purported stockholder of Harris Interactive filed a putative class action complaint against Harris Interactive, its directors, Nielsen and Purchaser challenging the transactions contemplated by the Merger Agreement. The action was filed in the Court of Chancery of the State of Delaware, captioned John C. Raspante v. Harris Interactive et al. (December 9, 2013). The complaint alleges, among other things, that the Harris Interactive director defendants breached their fiduciary duties to Harris Interactive stockholders by seeking to sell Harris Interactive for an inadequate price and on unfair terms, and that Harris Interactive, Nielsen and Purchaser aided and abetted the alleged fiduciary breaches. The complaint seeks, among other things, equitable relief that would enjoin the consummation of the transactions contemplated by the Merger Agreement, rescission of the Merger Agreement, and attorneys’ fees and costs.

State Takeover Statutes

A number of states (including Delaware, where Harris Interactive is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business in such states. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma antitakeover statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Section 203 of Delaware Law restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to us and Nielsen because the Harris Interactive Board has unanimously approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including for purposes of Section 203.

We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”

Antitrust Compliance

Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the acquiring person voluntarily withdraws and re-files to allow a second 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material.

Nielsen and Harris Interactive have each filed a Premerger Notification and Report Form with the FTC and the Antitrust Division for review in connection with the Offer. The initial waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m. (New York time) on December 20, 2013, prior to the initial expiration date of the Offer, unless the waiting period is terminated or extended by a request for additional information and documentary material from the FTC or the Antitrust Division prior to that time.

The FTC and the Antitrust Division will consider the legality under the antitrust laws of Nielsen’s proposed acquisition of Shares pursuant to the Offer. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Nielsen, Purchaser, Harris Interactive or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While we believe that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger.

Appraisal Rights.

Holders of Shares will not have appraisal rights in connection with the Offer. However, if Purchaser purchases Shares in the Offer, and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of Delaware Law and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Delaware Law, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be full value as determined by such court in accordance with Delaware Law. The “fair value” could be greater than, less than or the same as the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price).

As described under Section 15 — “Conditions to the Offer”, we and Nielsen are not obligated to pay for any Shares in the Offer if the Appraisal Condition is not met.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware Law and is qualified in its entirety by the full text of Section 262 of Delaware Law, which is attached as Annex III to the Schedule 14D-9. All references in Section 262 of Delaware Law and in this summary to a “stockholder” are to the record holder of Shares immediately prior to the Effective Time as to which appraisal rights are asserted. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of Delaware Law as well as the information discussed below.

The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of Delaware Law. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the following discussion, Schedule 14D-9 and Section 262 of Delaware Law carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Delaware Law.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of Delaware Law, such stockholder must do all of the following:

•	within the later of the consummation of the Offer and December 30, 2013, deliver to Harris Interactive at the address indicated below a written demand for appraisal of Shares held, which demand must reasonably inform Harris Interactive of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender the stockholder’s Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of Delaware Law provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger [.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of Delaware Law will not, after the Effective Time, be entitled to vote his or her Shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of Shares as of a date prior to the Effective Time.

If you wish to exercise your appraisal rights, you must not tender your Shares in the Offer and must strictly comply with the procedures set forth in Section 262 of Delaware Law. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

Stockholder Approval Not Required

Section 251(h) of Delaware Law provides that stockholder approval of a merger is not required if certain requirements are met, including that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of Delaware Law, would be entitled to vote on the merger, (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of Delaware Law, would be required to adopt the merger, and (3) at the time that the board of directors of the company to be acquired approves the merger, no other party to the merger agreement is an interested stockholder under Delaware Law. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Harris Interactive will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Harris Interactive. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, we, Nielsen and Harris Interactive have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as possible following the consummation of the Offer, without a meeting of stockholders of Harris Interactive in accordance with Section 251(h) of Delaware Law.

18.	Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, and the Depositary and Information Agent will each receive, subject to certain limits, reimbursement for reasonable out-of-pocket expenses.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither we nor Nielsen will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

19.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, we may, in our discretion, take such action as it may deem necessary to make the Offer comply with the laws of such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

No person has been authorized to give any information or to make any representation on behalf of us not contained in this document or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We and Nielsen have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by Harris Interactive pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Harris Interactive Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and Harris Interactive may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS AND

EXECUTIVE OFFICERS OF NIELSEN AND PURCHASER; SUBSIDIARIES OF NIELSEN THAT CONTROL PURCHASE

Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of the directors and executive officers of Nielsen. Except as provided below, the business address of each director and executive officer of Nielsen is 85 Broad Street, New York, New York 10004. Each director and executive officer of Nielsen is a citizen of the United States of America, except for Javier G. Teruel, who is a citizen of Mexico.

During the past five years, to the best of our knowledge, none of the persons or entities listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Directors of Nielsen

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
James M. Kilts

Director and Chairman of the Board of Nielsen

•    2011 – present

Member and Chairman of the Supervisory Board of TNC B.V.

•    Member, 2006 – present

•    Chairman, 2009 – present

Founding partner of Centerview Capital

•    2006 – present

Director of Metropolitan Life Insurance Co.

•    2005 – present

Director of MeadWestvaco Corporation

•    2006 – present

Director of Pfizer Inc.

•    2007 – present

James A. Attwood, Jr.

Director of Nielsen

•    2006 – present

Member of the Supervisory Board of TNC B.V.

•    2006 – present

Managing Director and Head of the Global Telecommunications and Media Group at The Carlyle Group

(520 Madison Avenue, New York, New York 10022)

•    2000 – present

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Richard J. Bressler

Director of Nielsen

•    2011 – present

Member of the Supervisory Board of TNC B.V.

•    2006 – present

President and Chief Financial Officer of CC Media Holdings, Inc. and Clear Channel Communications, Inc., and Chief Financial Officer of Clear Channel Outdoor Holdings, Inc.

(200 East Basse Road, San Antonio, Texas 78209)

•    August 2013 – present

Managing Director of Thomas H. Lee Partners, L.P.

•    2006 – August 2013

David L. Calhoun	Chief Executive Officer of Nielsen • 2010 – present Director of Nielsen • 2011 – present Chairman of the Executive Board and Chief Executive Officer of TNC B.V. • 2006 – present

Patrick Healy

Director of Nielsen

•    2006 – present

Member of the Supervisory Board of TNC B.V.

•    2006 – present

Deputy CEO of Hellman & Friedman LLC

(30th Floor Millbank Tower, 21-24 Millbank, London, United Kingdom)

•    1994 – present

Director of Securitas Direct AB (through Verisure Topholding AB)

•    2011 – present

Director of Wood Mackenzie (through H&F Nugent I Limited)

•    2012 – present

Director of Gaztransport et Technigaz S.A.S.

•    2008 – present

Director of Mondrian Investment Partners Ltd.

•    2004 – 2011

Director of Gartmore Investment Management Limited

•    2006 – 2011

Karen M. Hoguet

Director of Nielsen

•    2011 – present

Member of the Supervisory Board of TNC B.V.

•    2010 – present

Chief Financial Officer of Macy’s Inc.

(151 West 34th Street, New York, New York 10001)

•    2009 – present

Executive Vice President and Chief Financial Officer of Macy’s Inc.

•    2005 to 2009

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Alexander Navab

Director of Nielsen

•    2006 – present

Member of the Supervisory Board of TNC B.V.

•    2006 – present

Member of KKR Management LLC, the general partner of KKR & Co. L.P.

(9 West 57th Street, Suite 4200, New York, New York 10019)

•    2009 – present

Member of KKR & Co. L.L.C., the general partner of Kohlberg Kravis Roberts & Co. L.P.

•    1993 – 2009

Robert Pozen

Director of Nielsen

•    2011 – present

Member of the Supervisory Board of TNC B.V.

•    2010 – present

Consultant to MFS Investment Management

•    2012 – present

Chairman Emeritus of MFS Investment Management

•    2010 – 2011

Chairman of MFS Investment Management

•    2004 – 2010

Director of IFC Asset Management Company, LLC

AMC, a subsidiary of the International Finance Corporation

Chairman of the SEC Advisory Committee on Improvements to Financial Reporting

•    2007-2008

Director of Medtronic, Inc.

•    2004 – present

Director of BCE, Inc.

•    2002 – 2009

Vivek Ranadivé

Director of Nielsen

•    2012 – present

Member of the Supervisory Board of TNC B.V.

•    2012 – present

Chief Executive Offer and Chairman of TIBCO Software Inc.

(3307 Hillview Avenue, Palo Alto, California 94304)

•    1997 – present

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Robert Reid

Director of Nielsen

•    2011 – present

Member of the Supervisory Board of TNC B.V.

•    2009 – present

Director of ICS Group Ltd.

•    2010 – present

Senior Managing Director at The Blackstone Group

(40 Berkeley Square, London, United Kingdom)

•    1998 – present

Javier G. Teruel

Director of Nielsen

•    2011 – present

Partner of Spectron Desarrollo, SC

•    2007 – present

Director of Starbucks Corporation

•    2005 – present

Director of J.C. Penney Co Inc.

•    2008 – present

Director of Pepsi Bottling Group, Inc.

•    2007 – 2010

Executive Officers of Nielsen

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
David L. Calhoun	Chief Executive Officer of Nielsen • 2010 – present Director of Nielsen • 2011 – present Chairman of the Executive Board and Chief Executive Officer of TNC B.V. • 2006 – present

Dwight M. Barns	President, Global Client Services for Nielsen • February 2013 – present President of Nielsen’s U.S. Watch business • 2011 – February 2013 President of Nielsen’s Greater China business • 2008 – 2011

Jeffrey R. Charlton

Senior Vice President and Senior Corporate Controller of Nielsen

•    2010 – present

Senior Vice President and Corporate Controller of TNC B.V.

•    2009 – present

Vice President of Corporate Audit of Nielsen

•    2007 – 2010

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
James W. Cuminale	Chief Legal Officer of Nielsen • 2011 – present Chief Legal Officer of TNC B.V. • 2006 – present

Itzhak Fisher	Executive Vice President of Nielsen Executive Vice President of TNC B.V. Chairman of Pereg Ventures Fund I L.P. Executive Vice President, Global Product Leadership of TNC B.V. • 2008 – 2011

Mary Elizabeth Finn

Chief Human Resources Officer of Nielsen

•    2011 – present

Chief Human Resources Officer of TNC B.V.

•    2011 – present

Senior Vice President – Human Resources for the North America Buy business

•    2010 – 2011

Senior Vice President – Human Resources, Global Leadership Development of Nielsen

•    2007 – 2010

Mitchell Habib

Chief Operating Officer of Nielsen and TNC B.V. since January 1,

•    2012 – present

Chief Operating Officer of TNC B.V.

•    2012 – present

Executive Vice President, Global Business Services of Nielsen

•    June 2011 – December 2011

Executive Vice President, Global Business Services of TNC B.V.

•    2007 – 2011

Stephen Hasker

President, Global Product Leadership of Nielsen

•    February 2013 – present

President, Global Media Products and Advertiser Solutions of Nielsen

•    2009 – February 2013

Partner, McKinsey & Company

•    1998 – 2009

Arvin Kash

Vice Chairperson of Nielsen

•    2012 – present

Chairman of The Cambridge Group, which became a subsidiary of Nielsen in 2009

•    2010 – 2011

Until 2010, served as Chief Executive Officer of The Cambridge Group, which became a subsidiary of Nielsen in 2009

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
Brian J. West	Chief Financial Officer of Nielsen • 2010 – present Chief Financial Officer of TNC B.V. • 2007 – present Director of Getty Images, Inc. • May 2013 – present
Susan Whiting

Vice Chairperson of Nielsen

•    2011 – present

Executive Vice President of Nielsen

•    2007 – 2011

Vice Chairperson of TNC B.V.

•    2008 – present

Director of Wilmington Trust Corporation

•    2005 – 2011

During the past five years, served as a Director of MarkMonitor Inc.

Directors and Executive Officers of Purchaser

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years

Harris Black	Vice President, Secretary and Director of Purchaser • November 2013 – present Senior Vice President, General Counsel – Corporate and Secretary of Nielsen • 2006 – present

James W. Cuminale	President and Director of Purchaser • November 2013 – present Chief Legal Officer of Nielsen • 2011 – present Chief Legal Officer of TNC B.V. • 2006 – present

Michael Elias	Vice President and Director of Purchaser • November 2013 – present Senior Vice President, General Counsel of Nielsen • 2006 – present

Subsidiaries of Nielsen that Control Purchaser

Nielsen Holding and Finance B.V., a company formed in 2005 under the laws of the Netherlands, holds 100% of the capital stock of Purchaser. VNU Intermediate Holding B.V., a company formed in 2006 under the laws of the Netherlands, holds 100% of the capital stock of Nielsen Holding and Finance B.V. The Nielsen Company B.V., a company formed in 1960 under the laws of the Netherlands, holds 100% of the capital stock of VNU Intermediate Holding B.V. Valcon Acquisition B.V., a company formed in 2006 under the laws of the Netherlands holds 100% of the capital stock of The Nielsen Company B.V. Nielsen holds 100% of the capital stock of Valcon Acquisition B.V.

VNU Intermediate Holding B.V., The Nielsen Company B.V., and Valcon Acquisition B.V. each have its principal executive office at Diemerhof 2, 1112 XL Diemen, The Netherlands. The telephone number of the office is +31 (0) 20 398 87 77. The principal business of each of these entities is the same as the business of Nielsen as described in Section 8 — “Certain Information Concerning Nielsen and Purchaser.”

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A STOCKHOLDER OF HARRIS INTERACTIVE OR SUCH STOCKHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE DEPOSITARY AS FOLLOWS:

If delivering by mail:	If delivering by hand or courier:
Computershare Trust Company, N.A c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase and/or the Letter of Transmittal may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Stockholders may call toll free: 1-888-750-5834

Banks and Brokers may call collect: 1-212-750-5833